Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-270153

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 1, 2023)

Ovintiv Inc.

$600,000,000 5.650% Senior Notes due 2025

$700,000,000 5.650% Senior Notes due 2028

$600,000,000 6.250% Senior Notes due 2033

$400,000,000 7.100% Senior Notes due 2053

Fully and unconditionally guaranteed by

Ovintiv Canada ULC

We are offering $600,000,000 aggregate principal amount of our 5.650% senior notes due 2025 (the “2025 notes”), $700,000,000 aggregate principal amount of our 5.650% senior notes due 2028 (the “2028 notes”), $600,000,000 aggregate principal amount of our 6.250% senior notes due 2033 (the “2033 notes”) and $400,000,000 aggregate principal amount of our 7.100% senior notes due 2053 (the “2053 notes”). We refer to the 2025 notes, the 2028 notes, the 2033 notes and the 2053 notes collectively as the “notes.”

The 2025 notes will mature on May 15, 2025, the 2028 notes will mature on May 15, 2028, the 2033 notes will mature on July 15, 2033 and the 2053 notes will mature on July 15, 2053. Interest will accrue from May 31, 2023, and will be payable in cash semi-annually on May 15 and November 15 of each year for the 2025 notes and the 2028 notes, beginning November 15, 2023. Interest will accrue from May 31, 2023, and will be payable in cash semi-annually on January 15 and July 15 of each year for the 2033 notes and the 2053 notes, beginning January 15, 2024. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We may redeem all or a part of the notes at any time at the applicable redemption prices described under “Description of Notes—Redemption—Optional Redemption.”

On April 3, 2023, we entered into a definitive purchase agreement to acquire certain upstream oil and gas assets located in the Permian Basin (the “Permian Acquisition”). We intend to use the net proceeds of this offering, together with proceeds from the sale of certain upstream oil and gas assets and midstream gathering and processing assets located in the State of North Dakota and cash on hand, to finance the cash portion of the purchase price of the Permian Acquisition.

This offering is not conditioned upon the completion of the Permian Acquisition, which, if completed, will occur subsequent to the closing of this offering. We will be required to redeem all of the outstanding notes at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date upon the earlier of (x) December 31, 2023 if the Permian Acquisition is not consummated on or prior to such date and (y) the date the Permian Acquisition purchase agreement is terminated without the Permian Acquisition being consummated. See “Description of Notes—Redemption—Special Mandatory Redemption.”

The notes will be our unsecured and unsubordinated obligations and will rank equally with the unsecured and unsubordinated indebtedness of Ovintiv Inc. and Ovintiv Canada ULC from time to time outstanding. The obligations under the notes will be fully and unconditionally guaranteed on a senior unsecured basis by Ovintiv Canada ULC, except that in the future the guarantee will be released or terminated under certain circumstances. See “Description of Notes—Subsidiary Guarantee.”

Each series of the notes will be a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange.

Investing in our notes involves risks. Please read “Risk Factors” beginning on page S-8 of this prospectus supplement, on page 5 of the accompanying prospectus and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discount	Proceeds, Before Expenses, to the Company
Per 2025 note	99.994%	0.250%	99.744%
Total	$599,964,000	$1,500,000	$598,464,000
Per 2028 note	99.973%	0.600%	99.373%
Total	$699,811,000	$4,200,000	$695,611,000
Per 2033 note	99.793%	0.650%	99.143%
Total	$598,758,000	$3,900,000	$594,858,000
Per 2053 note	99.796%	0.875%	98.921%
Total	$399,184,000	$3,500,000	$395,684,000

Combined total for the notes	$2,297,717,000	$13,100,000	$2,284,617,000

(1)	Plus accrued interest from May 31, 2023.

The underwriters expect to deliver the notes on or about May 31, 2023, through the book-entry facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Banking SA/NV, as operator of the Euroclear System, and Clearstream Banking, S.A.

Joint Book-Running Managers

Goldman Sachs & Co. LLC		Morgan Stanley
J.P. Morgan	RBC Capital Markets	TD Securities
Citigroup	CIBC Capital Markets	BMO Capital Markets
Scotiabank	National Bank of Canada Financial Markets	BofA Securities
Barclays	Credit Suisse	Mizuho
MUFG	Wells Fargo Securities	PNC Capital Markets LLC
Truist Securities		SMBC Nikko

Co-Manager

Desjardins Capital Markets

Prospectus Supplement dated May 16, 2023

Prospectus Supplement

Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of the notes. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the offering of the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Please read “Where You Can Find More Information” on page S-52 of this prospectus supplement.

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Neither we nor the underwriters have authorized anyone to provide you with additional or different information or to make representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

We expect that delivery of the notes will be made to investors on or about May 31, 2023 which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before delivery hereunder should consult their advisors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, excluding historical facts, contain certain forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. All statements, except for statements of historical fact, that relate to the anticipated future activities, plans, strategies, objectives or expectations of the Company are forward-looking statements. When used in this prospectus supplement, and the other documents incorporated herein by reference (if any), the use of words and phrases including “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “focused on,” “forecast,” “guidance,” “intends,” “maintain,” “may,” “opportunities,” “outlook,” “plans,” “potential,” “strategy,” “targets,” “will,” “would” and other similar terminology is intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words or phrases.

Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus supplement and the documents incorporated herein include statements regarding:

•	expectations of plans, strategies and objectives of the Company, including anticipated reserves development;

•	the Company’s ability to consummate any pending acquisition and divestiture transactions (including the Permian Acquisition and Bakken Sale (as defined below));

•	the Company’s ability to successfully integrate any acquired assets (including the Permian Acquisition) into its business;

•	other risks and uncertainties related to the closing of pending acquisition and divestiture transactions (including the Permian Acquisition and Bakken Sale);

•	drilling plans and programs, including availability of capital to complete these plans and programs;

•	the composition of the Company’s assets and the anticipated capital returns associated with its assets;

•	anticipated oil, natural gas liquids (“NGLs”) and natural gas prices;

•	the anticipated success of, and benefits from, technology and innovation, including the cube development model, new or advanced drilling techniques or well completion designs;

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•	anticipated drilling and completions activity, including the number of drilling rigs and frac crews utilized;

•	anticipated proceeds and future benefits from various joint venture, partnership and other agreements;

•	anticipated oil, NGLs and natural gas production and commodity mix;

•	the Company’s capital structure and ability to access credit facilities, credit markets and other sources of liquidity;

•	the ability of the Company to timely achieve its stated environmental, social and governance goals, targets and initiatives;

•	the impact of changes in federal, state, provincial, local and tribal laws, rules and regulations;

•	anticipated compliance with current or proposed environmental legislation;

•	the Company’s ability to manage debt and financial ratios and comply with financial covenants;

•

the implementation and outcomes of risk management programs, including exposure to commodity prices, interest rate and foreign exchange fluctuations and the volume of oil, NGLs and natural gas production hedged;

•	the declaration and payment of future dividends and the anticipated repurchase of the Company’s outstanding common shares;

•	the Company’s ability to manage cost inflation and expected cost structures, including expected operating, transportation, processing and labor expenses; and

•	the outlook of the oil and natural gas industry generally, including impacts from changes to the geopolitical environment.

The forward-looking statements included in this prospectus supplement and the documents incorporated herein involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, you should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by us. While we consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond our control. The risks and uncertainties that may affect the operations, performance and results of our business and forward-looking statements include, but are not limited to, the risk factors described in “Risk Factors” and additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and other risks and uncertainties impacting our business as described from time to time in our other periodic filings with the SEC or Canadian securities regulators.

Although we believe the expectations represented by the forward-looking statements are reasonable based on the information available to us as of the date such statements are made, forward-looking statements are only predictions and statements of our current beliefs and there can be no assurance that such expectations will prove to be correct. All forward-looking statements contained in this prospectus supplement and the documents incorporated herein are made as of the date of this prospectus supplement (or in the case of a document incorporated herein by reference, the date of such document) and, except as required by law, we undertake no obligation to update publicly or revise any forward-looking statements. The forward-looking statements contained or incorporated by reference in this prospectus supplement and the documents incorporated herein are expressly qualified by these cautionary statements.

You should read carefully the risk factors described herein and in the documents incorporated by reference in this prospectus supplement for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.

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SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of our business and this offering. Please read the section entitled “Risk Factors” commencing on page S-8 of this prospectus supplement and additional information contained in our Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and other filings we make with the SEC, which information is incorporated by reference in this prospectus supplement, for financial and other important information you should consider before investing in the notes.

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, the terms “Ovintiv,” the “Company,” “we,” “our,” and “us” refer to Ovintiv Inc. and its consolidated subsidiaries. References to “Ovintiv Canada” and the “Subsidiary Guarantor” refer to Ovintiv Canada ULC.

Ovintiv Inc.

Ovintiv is a leading North American oil and natural gas exploration and production company focused on developing its multi-basin portfolio of top-tier oil, NGLs and natural gas producing plays located in North America. Ovintiv is committed to growing long-term shareholder value by safely delivering on its strategic priorities through execution excellence, disciplined capital allocation, commercial acumen and risk management, while driving environmental, social and governance progress. The Company’s strategy is founded on its multi-basin portfolio of top tier assets, financial strength, as well as its core and foundational values.

Our registered and principal office is located at 370 17th Street, Suite 1700, Denver, Colorado 80202, U.S.A. Our shares of common stock are listed and posted for trading on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “OVV”. We maintain a website at www.ovintiv.com. Information on, or that is accessible from, our website, even if referred to in documents incorporated by reference in this prospectus supplement, does not constitute part of this prospectus supplement.

Ovintiv Canada ULC

Ovintiv Canada is an unlimited liability company existing under the laws of British Columbia, Canada and an indirect wholly-owned subsidiary of Ovintiv. Ovintiv Canada and its subsidiaries primarily comprise our Canadian Operations segment, which includes the exploration for, development of and production of oil, NGLs, natural gas and other related activities within Canada. In addition to the Canadian Operations segment, Ovintiv Canada has costs and sublease revenue related to the Bow office lease in Calgary, Alberta, and a portion of our corporate operations disclosed in the Corporate and Other segment. In connection with Ovintiv’s corporate reorganization in 2020, Ovintiv Canada became the sole guarantor under the indentures governing the Company’s existing senior notes. The obligations under the Company’s then existing notes are, and under the notes offered hereby will be, fully and unconditionally guaranteed on a senior unsecured basis by Ovintiv Canada, except that in the future the guarantee will be released or terminated under certain circumstances. See “Description of Notes—Subsidiary Guarantee.” Financial information regarding our Canadian Operations segment is included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and financial information about the Bow office lease is included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.

Recent Developments

The Permian Acquisition

On April 3, 2023, Ovintiv, and its wholly-owned subsidiary, Ovintiv USA Inc. (the “OVV Buyer” and, together with Ovintiv, the “OVV Buyer Parties”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Black Swan Oil & Gas, LLC, PetroLegacy II Holdings, LLC, Piedra Energy III Holdings, LLC, and Piedra Energy IV Holdings, LLC (collectively, the “Sellers”), Black Swan Permian, LLC, Black Swan Operating, LLC, PetroLegacy Energy II, LLC, PearlSnap Midstream, LLC, Piedra Energy III, LLC, and Piedra Energy IV, LLC (collectively, the “Subject Companies”), and solely in its capacity as “Sellers’ Representative” thereunder, NMB Seller Representative, LLC (the “Sellers’ Representative”), pursuant to which the OVV Buyer Parties agreed to acquire the Sellers’ upstream oil and gas assets located in the Permian Basin through the OVV Buyer Parties’ acquisition from the Sellers of all of the issued and outstanding equity interests of the Subject Companies and certain of their subsidiaries (the “Permian Acquisition”). The Sellers and the Sellers’ Representative are portfolio companies of funds managed by EnCap Investments L.P. (“EnCap”).

Under the terms and conditions of the Purchase Agreement, which has an economic effective date of January 1, 2023, the aggregate consideration to be paid to the Sellers will consist of $3.125 billion in cash and 32,645,970 million shares of Ovintiv common stock, in each case, subject to customary closing adjustments. The Permian Acquisition is expected to close by the end of the second quarter and is subject to the satisfaction of customary closing conditions and customary closing adjustments. For additional information concerning the Purchase Agreement and the Permian Acquisition, please see our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 4, 2023, which is incorporated herein by reference. The Permian Acquisition is not conditioned upon the completion of the Bakken Sale, and we cannot assure you that the Bakken Sale will occur in a timely manner or at all.

The Permian Acquisition is aligned with our strategic framework and extends our scale and inventory life:

•

The Permian Acquisition will significantly expand Ovintiv’s premium(1) Permian inventory, adding approximately 65,000 net acres of largely undeveloped resource in Martin and Andrews Counties, highly complementary with Ovintiv’s existing Permian Basin position.

•	Ovintiv’s land position in the Permian is expected to increase to approximately 179,000 net acres; 97% of the acquired acreage is held by production with an average operated working interest of 82%.

•	This includes approximately 1,050 net 10,000 foot locations, including approximately 800 premium return locations and approximately 250 high potential upside locations.

•	At closing, Ovintiv’s pro forma Permian oil and condensate production is expected to nearly double, to approximately 125 Mbbls/d.

(1)	“Premium” return well locations are defined as generating a greater than 35% internal rate of return at $55/bbl WTI oil and $2.75/MMBtu NYMEX natural gas prices.

The Bakken Sale

On April 3, 2023, Ovintiv USA Inc. entered into an agreement with Grayson Mill Bakken, LLC, a portfolio company of funds managed by EnCap (“Grayson”), to sell to Grayson certain upstream oil and gas assets and midstream gathering and processing assets located in the State of North Dakota for aggregate consideration of $825 million in cash, subject to customary closing adjustments (the “Bakken Sale”). The Bakken Sale is expected to close June 12, 2023, subject to customary closing conditions. The Bakken Sale is not conditioned upon the completion of the Permian Acquisition, and we cannot assure you that the Bakken Sale will occur in a timely manner or at all. We intend to use the net proceeds from the Bakken Sale to fund a portion of the purchase price of the Permian Acquisition. If the Bakken Sale does not close prior to, or concurrently with, the Permian

Acquisition, or does not result in sufficient proceeds, we intend to incur approximately $825 million or, up to the amount of such deficiency of additional indebtedness from the Term Loan Facility (as defined below) to fund a portion of the purchase price of the Permian Acquisition.

Following the Permian Acquisition and the Bakken Sale (collectively, the “Transactions”), our portfolio will be focused in four premier North American basins, each with more than 125,000 net acres of land. We expect the Transactions will enhance our go forward oil and condensate capital efficiency by approximately 15% and also expect to achieve a three to five percent reduction in both operating expense and transportation and processing expense per BOE. The below table provides a summary of the impact of the Permian Acquisition on our existing operations, assuming the Permian Acquisition closes by June 30, 2023.

	Permian	Anadarko	Uinta	Montney	Other(1)	Permian Acquisition(2)	Total
Net acreage(3) (in thousands)	114	352	130	861	543	65	2,065
Production(4) (Mboe/d)	117	126	22	209	6	75	555

(1)	Other operations comprises assets that are not part of the Company’s current focus.
(2)	This reflects approximate metrics assuming the Permian Acquisition closes on June 30, 2023.
(3)	Net acreage is as of December 31, 2022.
(4)	Daily production in 2022.

Term Credit Agreement

On April 26, 2023, Ovintiv entered into a Term Credit Agreement with Goldman Sachs Bank USA, as administrative agent, and the lenders party thereto (the “Term Credit Agreement”), which provides for a two-year, $825 million term loan facility (the “Term Loan Facility”), to be funded on the date (the “Funding Date”) on which certain conditions, including the prior or substantially concurrent consummation of the Permian Acquisition, have been satisfied or waived by the requisite lenders. Prior to the funding of the Term Loan Facility on the Funding Date, the commitments in respect of the Term Loan Facility will be automatically reduced and, after the funding of the Term Loan Facility on the Funding Date, the loans under the Term Loan Facility will be prepaid, in each case, by an amount equal to 100% of the net cash proceeds received by Ovintiv or any of our subsidiaries (up to the aggregate principal amount of such commitments or such loans outstanding under the Term Loan Facility) from the sale or other disposition of any property or assets of Ovintiv or any of our subsidiaries outside the ordinary course of business, including from the Bakken Sale, subject to certain exclusions set forth in the Term Credit Agreement. If the Bakken Sale does not close prior to, or concurrently with, the Permian Acquisition, or does not result in sufficient proceeds, the proceeds of the Term Loan Facility will be used to finance, in part, the Permian Acquisition, to repay indebtedness of the Subject Companies and to pay transaction costs.

The Term Loan Facility is scheduled to mature on the second anniversary of the Funding Date. The Term Loan Facility bears interest, at Ovintiv’s option, at (a) the Base Rate (as defined in the Term Credit Agreement), plus an applicable margin ranging from 0 basis points to 100 basis points, based on Ovintiv’s credit ratings, or (b) the Adjusted Term SOFR (as defined in the Term Credit Agreement), plus an applicable margin ranging from 100 basis points to 200 basis points, based on Ovintiv’s credit ratings. Ovintiv’s obligations under the Term Credit Agreement are guaranteed by the Subsidiary Guarantor.

The Term Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default that Ovintiv considers customary for an agreement of that type, including a covenant that requires Ovintiv’s ratio of consolidated debt to consolidated capitalization (expressed as a percentage) not to exceed 60% as of the last day of each fiscal quarter. Subject to customary restrictions for acquisition financings prior to the consummation of the Permian Acquisition, if an event of default exists, the lenders holding more than 50% of the commitments or loans, if applicable, may terminate all of the commitments under the Term Credit Agreement and require the immediate repayment of all outstanding loans and all other amounts payable under the Term Credit Agreement (with such termination and requirement to repay occurring automatically in the case of bankruptcy events of default).

One or more lenders party to the Term Credit Agreement or their affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending or commercial banking services for Ovintiv and our subsidiaries, for which such lenders or their affiliates have received, and may in the future receive, customary compensation and reimbursement of expenses.

THE OFFERING

Issuer	Ovintiv Inc.

Subsidiary Guarantor	Ovintiv Canada ULC

Notes Offered	$600,000,000 aggregate principal amount of 5.650% senior notes due 2025, $700,000,000 aggregate principal amount of 5.650% senior notes due 2028, $600,000,000 aggregate principal amount of 6.250% senior notes due 2033 and $400,000,000 aggregate principal amount of 7.100% senior notes due 2053.

Maturity	The 2025 notes will mature on May 15, 2025, the 2028 notes will mature on May 15, 2028, the 2033 notes will mature on July 15, 2033 and the 2053 notes will mature on July 15, 2053.

Interest	Interest will accrue on the 2025 notes at 5.650% per annum, interest will accrue on the 2028 notes at 5.650% per annum, interest will accrue on the 2033 notes at 6.250% per annum and interest will accrue on the 2053 notes at 7.100% per annum.

Interest Payment Dates	Interest on the 2025 notes and 2028 notes will be payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2023. Interest on the 2033 notes and the 2053 notes will be payable semi-annually on January 15 and July 15 of each year, commencing January 15, 2024.

Subsidiary Guarantee	The Subsidiary Guarantor will fully and unconditionally guarantee the principal of, and any premium and interest on, the notes and the Company’s obligations under the indenture, except that in the future the guarantee will be released or terminated under certain circumstances, as described under “Description of Notes—Subsidiary Guarantee.”

Special Mandatory Redemption	The Company will be required to redeem all of the outstanding notes at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date upon the earlier of (x) December 31, 2023 if the Permian Acquisition is not consummated on or prior to such date and (y) the date the Purchase Agreement is terminated without the Permian Acquisition being consummated. See “Description of Notes—Redemption—Special Mandatory Redemption.”

Optional Redemption

The Company may redeem the applicable notes at its option, in whole or in part, at any time and from time to time prior to (i) May 15, 2025 (the maturity date of the 2025 notes) (the “2025 notes Par Call Date”), (ii) April 15, 2028 (one month prior to the maturity date of the 2028 notes) (the “2028 notes Par Call Date”), (iii) April 15, 2033 (three months prior to the maturity date of the 2033 notes) (the “2033 notes

Par Call Date”) and (iv) January 15, 2053 (six months prior to the maturity date of the 2053 notes) (the “2053 notes Par Call Date”, and together with the 2025 notes Par Call Date, the 2028 notes Par Call Date, and the 2033 notes Par Call Date, the “Par Call Dates” and each a “Par Call Date”).

Any such redemption of any series of the notes will be at the applicable redemption price described under “Description of Notes—Redemption—Optional Redemption” plus accrued and unpaid interest thereon to the applicable redemption date. On or after the applicable Par Call Date, we may redeem some or all of such series of notes at a redemption price equal to 100% of the principal amount of such series of notes to be redeemed, plus accrued and unpaid interest thereon to the applicable redemption date. See “Description of Notes—Redemption—Optional Redemption.”

Ranking	The notes and the guarantee will be our and the Subsidiary Guarantor’s senior unsecured obligations and will be:

•	senior in right of payment to any future indebtedness of the Company and the Subsidiary Guarantor that is expressly subordinated in right of payment to the notes;

•

equal in right of payment with all existing and future indebtedness of the Company and the Subsidiary Guarantor that is not so subordinated (including the Existing Indebtedness (as defined in “Description of Notes—Ranking”));

•	structurally subordinated to any indebtedness and liabilities (including trade payables) of our subsidiaries (other than the Subsidiary Guarantor); and

•	effectively subordinated to all of our secured indebtedness, if any, to the extent of the value of the collateral securing such indebtedness.

Certain Covenants	We will issue the notes under a supplemental indenture to the base indenture, each to be dated as of the Issue Date (as defined in “Description of Notes”), between us and The Bank of New York Mellon, as trustee. We refer to the supplemental indenture and the base indenture collectively as the “indenture.” The indenture will contain limitations on, among other things:

•

the incurrence of liens on certain oil, gas or mineral property of a primary nature and facilities directly related to the mining, processing or manufacture of hydrocarbons or minerals to secure debt; and

•	certain consolidations, amalgamations, mergers and sales of assets.

These covenants are subject to exceptions. See “Description of Notes—Certain Covenants.”

Use of Proceeds	We expect the net proceeds from the offering of the notes to be approximately $2.28 billion, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds of this offering, together with proceeds from the Bakken Sale and cash on hand, to finance the cash portion of the purchase price of the Permian Acquisition. Prior to closing of the Permian Acquisition, we may use the net proceeds from this offering for general corporate purposes. If a Special Mandatory Redemption Event (as defined in “Description of Notes”) has occurred, we intend to use the net proceeds from this offering to fund, in part, the redemption of the notes at the Special Mandatory Redemption Price (as defined in “Description of Notes”). See “Use of Proceeds.”

Form and Denomination	The notes will be represented by one or more global notes. The global notes will be deposited upon issuance with the trustee, as custodian for The Depository Trust Company (“DTC”).

Ownership of beneficial interests in the global notes will be shown on, and transfers of such interests will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants, including Euroclear Banking SA/NV, as operator of the Euroclear System, and Clearstream Banking, S.A.

The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Absence of Public Trading Market	We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, there can be no assurance that a liquid market for the notes will develop or be maintained. See “Risk Factors” in this prospectus supplement.

Governing Law	The notes and the indenture will be governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon.

Risk Factors	See “Risk Factors” beginning on page S-8 and the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

An investment in our notes involves a high degree of risk. You should carefully consider the following risks, as well as the risks described in our Annual Report on Form 10-K for the year ended December 31, 2022, Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and other filings we make with the SEC incorporated by reference into this prospectus supplement and the accompanying prospectus, and all of the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in our notes. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The risks described below and those incorporated by reference into this prospectus supplement and the accompanying prospectus are not the only ones facing us. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect us.

We may not be able to generate enough cash flow to meet our debt obligations.

We expect our earnings and cash flow to vary significantly from year to year due to the nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. Additionally, our future cash flow may be insufficient to meet our debt obligations and other commitments, including our obligations under the notes. Any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors and the commodity pricing environment will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to service our debt, including our obligations under the notes. If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying capital investments; or

•	raising additional capital.

However, we cannot assure you that we will be able to obtain alternative financing or that undertaking alternative financing plans, if necessary, would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Our level of indebtedness may limit our financial flexibility.

As of March 31, 2023, after giving effect to (i) the issuance of the notes offered hereby, (ii) the closing of the Bakken Sale and (iii) the application of the net proceeds from the notes offered hereby and the Bakken Sale to pay a portion of the purchase price for the Permian Acquisition, we would have had $6.1 billion of total debt and had $3.2 billion available for future borrowings under the Company’s revolving credit facility and the Subsidiary Guarantor’s revolving credit facility. We and our subsidiaries may be able to incur significant additional indebtedness in the future and the indenture governing the notes offered hereby will not limit the amount of indebtedness that we or our subsidiaries may incur. Although the credit agreements that govern our and the Subsidiary Guarantor’s revolving credit facilities contain a covenant restricting the incurrence of additional indebtedness by certain of our subsidiaries, the covenant is subject to a number of qualifications and exceptions and does not restrict the Subsidiary Guarantor or any other subsidiary that may become a guarantor under our or the Subsidiary Guarantor’s revolving credit facility from incurring additional debt, and the indebtedness incurred by such subsidiaries in compliance with this covenant could be substantial. In addition, if we or the Subsidiary Guarantor incur any additional indebtedness that ranks equally with the notes (or with a guarantee thereof), the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of the Company or the Subsidiary Guarantor. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness or debt, as defined in the applicable agreement. Further, if new debt is added to our current debt levels, the related risks that we now face could intensify.

The notes will be structurally subordinated to indebtedness of our subsidiaries that do not guarantee the notes.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries (other than the Subsidiary Guarantor) have no obligation to pay amounts due on the notes. Holders of the notes will not have any claim as a creditor against any of our subsidiaries (other than the Subsidiary Guarantor), and indebtedness and other liabilities, including trade payables, of those subsidiaries will be structurally senior to claims of holders of the notes against those subsidiaries. Under certain circumstances, the Subsidiary Guarantor will be released as a guarantor under the Indenture, and upon such release, the Subsidiary Guarantor will have no obligation to pay the amounts due under the notes and the notes will be structurally subordinated to the indebtedness and other liabilities of the Subsidiary Guarantor, including any indebtedness incurred under our and the Subsidiary Guarantor’s revolving credit agreements.

A significant portion of our operations is conducted through our subsidiaries. As a result, our ability to service our debt is largely dependent on the earnings of our subsidiaries and the payment of those earnings to us in the form of dividends, distributions, loans or advances and through repayment of loans or advances from us. The Subsidiary Guarantor will guarantee our obligations under the notes, however, our other subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness or to make funds available for that purpose. Payments to us by our subsidiaries will be contingent upon our subsidiaries’ earnings and other business considerations and may be subject to statutory or contractual restrictions.

The notes will be unsecured and effectively subordinated to the claims of any existing and future secured creditors to the extent of the value of the collateral pledged to such creditors.

The notes will be general unsecured senior obligations of the Company and the Subsidiary Guarantor. The notes will be effectively subordinated to all of our and the Subsidiary Guarantor’s secured indebtedness, if any, to the extent of the value of the collateral securing such indebtedness. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company or the Subsidiary Guarantor or upon a default in payment with respect to, or the acceleration of, any senior secured indebtedness, the assets of the Company or the Subsidiary Guarantor that secure such senior secured indebtedness will be available to pay obligations on the notes only after all obligations under such senior secured indebtedness have been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. As of March 31, 2023, the Company and the Subsidiary Guarantor had no secured indebtedness outstanding.

Downgrades in our credit ratings or changes in the debt markets may adversely affect the market price of the notes.

The market price for the notes will depend on a number of factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common stock;

•	our financial condition, operating performance and future prospects; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the price of the notes.

The Subsidiary Guarantee may not be enforceable and, under specific circumstances, federal, provincial and state courts may void the guarantee and require holders to return payments received from the Subsidiary Guarantor. In addition, the Subsidiary Guarantee may terminate prior to the maturity of the notes.

Although the notes will be guaranteed by the Subsidiary Guarantor, a court could void or subordinate the Subsidiary Guarantee under bankruptcy laws, federal, provincial or state fraudulent conveyance laws or fraudulent preference laws if existing or future creditors of any such guarantor were successful in establishing that (i) the party making the payment was insolvent or on the verge of insolvency at the time it entered into such guarantee, (ii) such guarantee was incurred with the intent of hindering, delaying or defrauding creditors, or (iii) the Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee and, in the case of (iii) only, either:

•	the Subsidiary Guarantor was insolvent or rendered insolvent by reason of such incurrence;

•	the Subsidiary Guarantor was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital;

•	the Subsidiary Guarantor intended to, or believed or reasonably should have believed that it would, incur debts beyond its ability to pay such debts as they mature; or

•

the Subsidiary Guarantor was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied (as all of the foregoing terms may be defined in or interpreted under the relevant fraudulent transfer or conveyance statutes).

In such event, any payment by the Subsidiary Guarantor pursuant to its guarantee could be subordinated or voided and required to be returned to the Subsidiary Guarantor or to a fund for the benefit of the Subsidiary Guarantor’s creditors. The measures of insolvency for purposes of determining whether a fraudulent conveyance or fraudulent preference occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than such company’s property at fair valuation;

•

the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured; or

•	the company could not pay its debts or contingent liabilities as they become due.

We have no assurance as to what standard a court would use to determine whether or not the Subsidiary Guarantor would be solvent at the relevant time, or regardless of the standard used, that its guarantee would not be voided or subordinated to the Subsidiary Guarantor’s other debt. If such a case were to occur, the guarantee could be subject to the claim that, since the guarantee was incurred for the benefit of the Company and only indirectly for the benefit of the Subsidiary Guarantor, the obligations of the Subsidiary Guarantor were incurred for less than fair consideration.

In addition, the Subsidiary Guarantee of the notes will be released under certain circumstances, including the release of the Subsidiary Guarantor’s guarantee of our 5.375% senior notes due 2026, whether such notes have matured or have been redeemed or repurchased and cancelled or otherwise.

If the Subsidiary Guarantee is released or voided as a fraudulent conveyance, fraudulent preference or found to be unenforceable for any other reason, holders of the notes will not have a claim against the Subsidiary Guarantor and will only be a creditor of the Company. The notes then would in effect be structurally subordinated to all liabilities of the Subsidiary Guarantor.

You might have difficulty enforcing against the Subsidiary Guarantor and the directors and officers of the Company and the Subsidiary Guarantor.

The Subsidiary Guarantor is organized outside of the United States. Certain of the Company’s and the Subsidiary Guarantor’s directors and officers and the experts named in this prospectus supplement reside principally in Canada. Because the Subsidiary Guarantor and such persons are located outside the United States, it may not be possible for you to effect service of process within the United States on the Subsidiary Guarantor or them. Furthermore, it may not be possible for you to enforce against the Subsidiary Guarantor or them, in the United States, judgments obtained in United States courts, because all of the Subsidiary Guarantor’s and their assets are located outside the United States. Your enforcement rights under the notes and the Subsidiary Guarantee will be subject to the laws of multiple jurisdictions, and you may be required to enforce your rights in multiple bankruptcy, insolvency, reorganization and other similar proceedings. Moreover, such multi-jurisdictional proceedings are typically complex and costly for creditors and often result in substantial uncertainty and delay in the enforcement of creditors’ rights. The Subsidiary Guarantor has been advised by its Canadian counsel that there is doubt as to the enforceability, in original actions in Canadian courts, of liabilities based on U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws or any such state securities laws or blue sky laws. Accordingly, even if you obtain a favorable judgment in a U.S. court, you may be required to re-litigate your claim in Canada. Therefore, it may not be possible to enforce those judgments against the Subsidiary Guarantor, the directors and officers of the Company and the Subsidiary Guarantor or some of the experts named in this prospectus supplement.

In addition, the bankruptcy, insolvency, reorganization, foreign exchange, administration and other laws of Canada may be materially different from those of the United States, including in respect of creditors’ rights, priority of creditors, the ability to obtain post-petition interest and the duration of the reorganization or insolvency proceeding. The consequences of the multiple jurisdictions involved in the transaction could trigger disputes over which jurisdiction’s laws should govern which could adversely affect your ability to enforce your rights and to collect payment in full under the notes and the guarantees.

Certain bankruptcy and insolvency laws may impair your ability to enforce your rights or remedies under the indenture governing the notes.

Your ability and the rights of the trustee, or any co-trustee, who represents the holders of the notes to enforce your rights or remedies under the indenture governing the notes may be significantly impaired by the provisions of applicable Canadian federal bankruptcy, insolvency and other restructuring legislation or by Canadian federal or provincial receivership laws. For example, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada) contain provisions enabling an insolvent debtor to obtain a stay of proceedings against its creditors and others and to prepare and file a proposal or a plan of arrangement and reorganization for consideration by all or some of its creditors, to be voted on by the various classes of creditors affected thereby. Such a restructuring proposal or arrangement and reorganization, if accepted by the requisite majority of each class of affected creditors and if approved by the relevant Canadian court, would be binding on all creditors of the debtor within the affected classes. Moreover, certain provisions of the relevant

Canadian insolvency and restructuring legislation permit an insolvent debtor to retain possession and administration of its property in certain circumstances, subject to court oversight, even though such debtor may be in default in respect of certain of its obligations during the period that the stay of proceedings remains in place.

The powers of the court under Canadian bankruptcy, insolvency and restructuring legislation and Canadian federal and provincial receivership laws, and particularly under the Companies’ Creditors Arrangement Act (Canada), are exercised broadly to protect a debtor and its estate from actions taken by creditors and others. The Company and the Subsidiary Guarantor cannot predict whether or when you or the trustee, or any co-trustee, could exercise rights under the indenture or whether, and to what extent, the holders of the notes would be compensated for any delays in payment of principal, interest and costs, including fees and disbursements of the trustee, or any co-trustee during any proceedings in bankruptcy, insolvency or other restructuring. Accordingly, if the Subsidiary Guarantor were to become subject to such proceedings, you and the trustee, or any co-trustee, may not be able to exercise your rights under the Indenture to enforce the guarantee following commencement of or during such proceedings without leave of the court which may be difficult to obtain.

The Subsidiary Guarantor is governed by the laws of the Province of British Columbia, and federal laws of Canada applicable therein, and its principal place of business and a majority of its assets are currently located in Canada. Therefore, Canada would be the more likely jurisdiction than the United States for the commencement of any bankruptcy or insolvency proceedings for the Subsidiary Guarantor. Chapter 15 of the U.S. Bankruptcy Code and Part IV of the Companies’ Creditors Arrangement Act (Canada) provide for the recognition of foreign insolvency proceedings. Courts in either jurisdiction have the authority to recognize a foreign insolvency proceeding as either a foreign main proceeding or a foreign non-main proceeding, on the proof of certain threshold requirements. In order for a Canadian court to recognize a U.S. insolvency proceeding as a foreign main proceeding, it would have to be satisfied, among other things, that the United States is the jurisdiction of the debtor’s center of main interest. In Canada, in the absence of proof to the contrary, a debtor company’s registered office is deemed to be the center of its main interest. If the Subsidiary Guarantor were to seek protection in the Canadian courts under Canadian bankruptcy and insolvency laws, it is uncertain whether a foreign representative would seek to commence an ancillary proceeding under Chapter 15 of the U.S. Bankruptcy Code and, if so, whether such foreign proceeding would be recognized under U.S. bankruptcy courts as a foreign main or a foreign non-main proceeding. Because the Subsidiary Guarantor has no assets in the United States, it is uncertain whether the Subsidiary Guarantor would be an eligible debtor under the U.S. Bankruptcy Code and, if the Subsidiary Guarantor were to seek protection under U.S. bankruptcy laws, it is uncertain whether such proceedings would be recognized by Canadian courts, particularly as a foreign main proceeding.

Under bankruptcy laws in the United States, courts typically have jurisdiction over a debtor’s property, wherever located, including property situated in other countries. We cannot assure you, however, that courts outside of the United States would recognize a U.S. bankruptcy court’s jurisdiction. Accordingly, absent recognition proceedings under Part IV of the Companies’ Creditors Arrangement Act (Canada), difficulties may arise in administering a U.S. bankruptcy case involving a Canadian company like the Subsidiary Guarantor with property located outside of the United States, and any orders or judgments of a bankruptcy court in the United States may not be enforceable outside the United States against the Subsidiary Guarantor.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

Each series of the notes will be a new issue of securities for which there currently is no established trading markets. We do not intend to apply for the listing of the notes on any securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may discontinue any market making activities at any time in their sole discretion and without notice. No assurance can be given:

•	that a trading market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We will be required to redeem the notes at a special mandatory redemption price upon the occurrence of a Special Mandatory Redemption Event (as defined in “Description of Notes”). We may not have or be able to obtain all the funds necessary to redeem the notes. In addition, if we are required to redeem the notes, you may not obtain your expected return on the redeemed notes.

Our ability to consummate the Permian Acquisition is subject to various closing conditions, certain of which are beyond our control, and we may not be able to consummate the Permian Acquisition within the timeframe specified in “Description of Notes—Redemption—Special Mandatory Redemption” or at all.

We will be required to redeem all of the outstanding notes at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date upon the earlier of (x) December 31, 2023 if the Permian Acquisition is not consummated on or prior to such date and (y) the date the Purchase Agreement is terminated without the Permian Acquisition being consummated (the “Special Mandatory Redemption”). However, there is no escrow account or security interest for the benefit of the noteholders, and it is possible that we will not have sufficient financial resources available to satisfy our obligations to redeem the notes required to be redeemed in connection with the Special Mandatory Redemption, which would constitute an event of default under the indenture, which could result in defaults under certain of our other existing or future debt agreements and have material adverse consequences for us and the holders of the notes. In addition, even if we are able to redeem the notes pursuant to the provisions relating to the Special Mandatory Redemption, you may not obtain your expected return on the notes to be redeemed in connection therewith and may not be able to reinvest the proceeds from the Special Mandatory Redemption in an investment that results in a comparable return. Because the notes are subject to Special Mandatory Redemption as described above, the trading prices of the notes (if active trading markets for the notes develop, which they may not) may not reflect the financial results of our business or macroeconomic factors. You will have no rights under the Special Mandatory Redemption if the Permian Acquisition closes, nor will you have any right to require us to repurchase your notes if, between the closing of this offering and the completion of the Permian Acquisition, we experience any changes (including any material adverse changes) in our business or financial condition.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $2.28 billion, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds of this offering, together with proceeds from the Bakken Sale (if, and to the extent, the Bakken Sale is completed) and cash on hand, to finance the cash portion of the purchase price of the Permian Acquisition. Prior to closing of the Permian Acquisition, we may use the net proceeds from this offering for general corporate purposes. If a Special Mandatory Redemption Event has occurred, we intend to use the net proceeds from this offering to fund, in part, the redemption of the notes at the Special Mandatory Redemption Price. Please read “Summary—Recent Developments.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2023:

•	on an actual basis;

•

on an as adjusted basis to give effect to this offering and the net proceeds therefrom being held as cash on our balance sheet, after deducting underwriting discounts and estimated offering expenses; and

•

on an as-further-adjusted basis to give effect to the financing of the Permian Acquisition and the application of the net proceeds from the notes offered hereby, assuming a portion of the purchase price is financed with the proceeds of this offering and the Bakken Sale, before purchase price adjustments.

You should read this table in conjunction with our consolidated financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, each of which is incorporated by reference in this prospectus supplement, as well as the sections of this prospectus supplement entitled “Summary—Recent Developments.”

	As of March 31, 2023
(In millions, except share and per share amounts)	Actual	As Adjusted	As Further Adjusted(3)
Cash and cash equivalents	$26	$2,308	$8
Long-term debt, including current portion(1):
Revolving credit and term loan borrowings(2)	580	580	580
Term Loan Facility(4)	—	—	—
5.375% senior notes due 2026(5)	459	459	459
8.125% senior notes due 2030	300	300	300
7.200% senior notes due 2031	350	350	350
7.375% senior notes due 2031	500	500	500
6.500% senior notes due 2034	599	599	599
6.625% senior notes due 2037	390	390	390
6.500% senior notes due 2038	430	430	430
5.150% senior notes due 2041	148	148	148
5.650% senior notes due 2025 offered hereby	—	600	600
5.650% senior notes due 2028 offered hereby	—	700	700
6.250% senior notes due 2033 offered hereby	—	600	600
7.100% senior notes due 2053 offered hereby	—	400	400
Total long-term debt	$3,756	$6,056	$6,056
Shareholders’ equity:
Common stock, $0.01 par value (750 million authorized, 244.5 million issued and outstanding (actual and as adjusted), 277.1 million issued and outstanding (as further adjusted)	3	3	3
Preferred stock, $0.01 par value (25 million authorized, 0 issued and outstanding)	—	—	—
Paid in surplus(6)	7,555	7,555	8,729
Retained earnings (Accumulated deficit)	(655)	(655)	(655)
Accumulated other comprehensive income	991	991	991
Total shareholders’ equity	$7,894	$7,894	$9,068

(1)	Excludes debt premium and issuance costs of senior notes.

(2)

As at March 31, 2023, we had outstanding commercial paper of $280 million maturing at various dates with a weighted average interest rate of approximately 5.66%. As at March 31, 2023, we also had $300 million drawn on our revolving credit facilities.

(3)

As further adjusted amounts assume the Bakken Sale closes prior to, or concurrently with, the Permian Acquisition, and accordingly, reflect that we have no outstanding borrowings under the Term Loan Facility.

(4)

The Permian Acquisition is expected to be financed by the issuance to an affiliate of the Sellers of approximately 32.6 million shares of Ovintiv common stock and $3.125 billion of cash, excluding purchase price adjustments. The cash portion of the purchase price is expected to be funded through a combination of approximately $2.28 billion net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, approximately $825 million proceeds from the Bakken Sale, before closing adjustments, and cash on hand. The Permian Acquisition and the Bakken Sale are expected to close by the end of the second quarter 2023, subject to customary closing conditions. If the Bakken Sale does not close prior to, or concurrently with, the Permian Acquisition, or does not result in sufficient proceeds, we intend to incur approximately $825 million or, up to the amount of such deficiency of additional indebtedness from the Term Loan Facility to fund the acquisition.

(5)

The 5.375% senior notes due 2026 (the “2026 Notes”) were originally issued by Newfield Exploration Company (“Newfield”), renamed Ovintiv Exploration Inc. as part of Ovintiv’s acquisition of Newfield completed in February 2019. In April 2021, as part of an internal reorganization, Ovintiv Exploration Inc. was merged with and into Ovintiv, with Ovintiv becoming successor issuer to the 2026 notes pursuant to the Seventh Supplemental Indenture dated as of April 26, 2021 among Ovintiv, the Subsidiary Guarantor, Ovintiv Exploration Inc. and U.S. Bank National Association, as trustee.

(6)

As further adjusted amounts reflect the issuance of 32.6 million shares of Ovintiv common stock at $35.95 per share (closing price as of May 1, 2023 on the NYSE), excluding any purchase price adjustments, as partial consideration for the Permian Acquisition.

DESCRIPTION OF NOTES

The Company will issue the notes under an Indenture to be dated as of the Issue Date (the “Base Indenture”) among itself and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by a supplemental indenture to be dated as of the Issue Date (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) among itself, the Subsidiary Guarantor and the Trustee. The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Each series of the notes will be a new series of our debt securities described in the Base Prospectus. The notes issued in this offering will be limited to $600,000,000 in principal amount of senior notes due 2025 (the “2025 notes”), $700,000,000 in principal amount of senior notes due 2028 (the “2028 notes”), $600,000,000 in principal amount of senior notes due 2033 (the “2033 notes”), and $400,000,000 in principal amount of senior notes due 2053 (the “2053 notes” and, together with the 2025 notes, the 2028 notes and the 2033 notes, the “notes”), although we may issue an unlimited principal amount of additional notes having identical terms and conditions as each series of the notes other than issue date, issue price, the first interest payment date and the date from which interest shall accrue (“Additional Notes”). Any Additional Notes will be part of the same series as the notes of a series that we are currently offering and will vote on all matters with the holders of notes in such series. We may from time to time issue other series of debt securities under the Base Indenture, in unlimited principal amount. The obligations under the notes will be fully and unconditionally guaranteed on a senior unsecured basis by the Subsidiary Guarantor, as described under “—Subsidiary Guarantee.”

This Description of Notes is intended to be a useful overview of the material provisions of the notes and the Indenture. Since this Description of Notes is only a summary, you should refer to the section entitled “Description of Debt Securities” in the Base Prospectus for a description of other material terms of the notes and the Base Indenture. To the extent that any terms of the notes set forth in this Description of Notes are different than the terms described in the Base Prospectus, the terms in this Description of Notes will govern.

You will find the definitions of certain capitalized terms used in this description under the heading “—Certain Definitions.” For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Ovintiv Inc. and not to its Subsidiaries. Certain defined terms used in this description but not defined herein have the meanings assigned to them in the Indenture.

Principal, Maturity and Interest

We will issue the 2025 notes in an initial maximum aggregate principal amount of $600,000,000, the 2028 notes in an initial maximum aggregate principal amount of $700,000,000, the 2033 notes in an initial maximum aggregate principal amount of $600,000,000, and the 2053 notes in an initial maximum aggregate principal amount of $400,000,000. The 2025 notes will mature on May 15, 2025. The 2028 notes will mature on May 15, 2028. The 2033 notes will mature on July 15, 2033. The 2053 notes will mature on July 15, 2053.

Interest on the 2025 notes will accrue at the rate of 5.650% per annum, and will be payable in cash semi-annually in arrears on each May 15 and November 15, commencing on November 15, 2023. We will make each interest payment on the 2025 notes to the holders of record on the May 1 or November 1 immediately preceding the related interest payment dates (whether or not a Business Day). Interest on the 2028 notes will accrue at the rate of 5.650% per annum, and will be payable in cash semi-annually in arrears on each May 15 and November 15, commencing on November 15, 2023. We will make each interest payment on the 2028 notes to the holders of record on the May 1 or November 1 immediately preceding the related interest payment dates (whether or not a Business Day). Interest on the 2033 notes will accrue at the rate of 6.250% per annum, and will be payable in cash semi-annually in arrears on each January 15 and July 15, commencing on January 15, 2024. We will make each interest payment on the 2033 notes to the holders of record on the January 1 or July 1 immediately preceding the related interest payment dates (whether or not a Business Day).

Interest on the 2053 notes will accrue at the rate of 7.100% per annum, and will be payable in cash semi-annually in arrears on each January 15 and July 15 , commencing on January 15, 2024. We will make each interest payment on the 2053 notes to the holders of record on the January 1 or July 1 immediately preceding the related interest payment date (whether or not a Business Day).

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the most recent interest payment date. Interest will be computed on the basis of a 360-day year comprising twelve 30-day months.

Payments on the Notes; Paying Agent and Security Registrar

We will pay principal of, premium, if any, and interest on the notes at the office or agency designated by the Company, which is initially the corporate trust office of the trustee at 240 Greenwich Street, 7th Floor, New York, New York 10286. We will pay principal of, premium, if any, and interest on the notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note. The Company shall make all payments in respect of a Certificated Note by mailing a check to the registered address of each holder thereof as such address shall appear in the Security Registrar’s (as defined in the Base Indenture) books; provided, however, that payments on the notes represented by Certificated Notes may also be made, in the case of a holder of at least $1,000,000 aggregate principal amount of notes of any series represented by Certificated Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such holder elects payment by wire transfer by giving written request to us and the Trustee or the Paying Agent (as defined in the Base Indenture) in accordance with the terms of the Indenture.

We have initially designated the Trustee to act as our Paying Agent and Security Registrar. We may, however, change the Paying Agent or Security Registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as Paying Agent or Security Registrar.

If any scheduled date for a payment on the notes is not a Business Day, then the payment will be paid on the next succeeding Business Day without additional interest in respect of such delay.

Transfer and Exchange

A holder may transfer or exchange the notes in accordance with the Indenture. The Security Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the Trustee or the Security Registrar for any registration of transfer or exchange of notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other governmental taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

The Trustee, Security Registrar, and transfer agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer or exchange imposed under the Indenture or under applicable law with respect to any transfer or exchange of any interest in any note (including any transfers between or among participants or other beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Redemption

Special Mandatory Redemption

Upon the earlier of (x) December 31, 2023 if the Permian Acquisition is not consummated on or prior to such date and (y) the date the Purchase Agreement is terminated without the Permian Acquisition being consummated (either such event being a “Special Mandatory Redemption Event”), we will be required to redeem all of the outstanding notes at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (the “Special Mandatory Redemption Price”). For purposes of the foregoing, the Permian Acquisition will be deemed consummated if the closing under the Purchase Agreement occurs, including after giving effect to any amendments to the Purchase Agreement or waivers thereunder acceptable to us.

Notice of the occurrence of a Special Mandatory Redemption Event (the “Special Mandatory Redemption Notice”) will be delivered to the Trustee and delivered to holders of notes according to the procedures of the Depositary within 5 Business Days after the Special Mandatory Redemption Event. At our written request, the Trustee shall give the Special Mandatory Redemption Notice in our name and at our expense. On the redemption date specified in the Special Mandatory Redemption Notice, which shall be no more than 10 Business Days (or such other minimum period as may be required by the Depositary) after mailing or sending the Special Mandatory Redemption Notice, the special mandatory redemption shall occur (the date of such redemption, the “Special Mandatory Redemption Date”). If funds sufficient to pay the Special Mandatory Redemption Price of all of each series of the notes subject to such Special Mandatory Redemption then outstanding on the Special Mandatory Redemption Date are deposited with the paying agent or the Trustee on or before such Special Mandatory Redemption Date, then on and after such Special Mandatory Redemption Date, the notes of such series shall cease to bear interest and, other than the right to receive the Special Mandatory Redemption Price, all rights under the notes of such series shall terminate.

Upon the consummation of the Permian Acquisition, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply.

Optional Redemption

Prior to (i) May 15, 2025 (the maturity date of the 2025 notes) (the “2025 notes Par Call Date”), (ii) April 15, 2028 (one month prior to the maturity date of the 2028 notes) (the “2028 notes Par Call Date”), (iii) April 15, 2033 (three months prior to the maturity date of the 2033 notes) (the “2033 notes Par Call Date”) and (iv) January 15, 2053 (six months prior to the maturity date of the 2053 notes) (the “2053 notes Par Call Date”, and together with the 2025 notes Par Call Date, the 2028 notes Par Call Date, and the 2033 notes Par Call Date, the “Par Call Dates” and each a “Par Call Date”), the Company may redeem the applicable notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed thereon discounted to the redemption date (assuming such notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points in the case of the 2025 notes, 35 basis points in the case of the 2028 notes, 45 basis points in the case of the 2033 notes and 50 basis points in the case of the 2053 notes less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the applicable notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the 2028 notes Par Call Date, the Company may redeem the 2028 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2028 notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date. On or after the 2033 notes Par Call Date, the Company may redeem the 2033 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2033 notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date. On or after the 2053 notes Par Call Date, the Company may redeem the 2053 notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2053 notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent. If a redemption is subject to satisfaction of one or more conditions precedent, the redemption date may be delayed up to 10 Business Days at the Company’s election. If such conditions precedent are not satisfied within 10 Business Days after the proposed redemption date, such redemption shall not occur and the notice thereof shall be deemed rescinded. A notice of redemption need not set forth the exact redemption price but only the manner of calculation thereof.

“Treasury Rate” means, with respect to any redemption date for the notes of a series, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate applicable to such redemption of notes of such series shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the applicable redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the applicable redemption date.

If on the third business day preceding the applicable redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate applicable to such redemption based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s policies and procedures) to holders at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. At our written request, the Trustee shall give the Notice of any redemption in our name and at our expense. We will provide notice of any redemption to the Trustee at least 5 Business Days prior to when notice is given to holders.

In the case of any partial redemption with respect to a series of notes, selection of the notes for redemption will be made, in the case of certificated notes, pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair, and in the case of Global Notes, in accordance with the policies and procedures of DTC of the applicable depositary. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of such note will be issued in the name of the holder of such note upon surrender for cancellation of the original note.

Unless the Company defaults in payment of the redemption price with respect to a series of notes or any conditions precedent described in the notice of redemption are not satisfied and therefore the notice of redemption is deemed rescinded, on and after the redemption date interest will cease to accrue on the notes of a series or portions thereof called for redemption.

Except as described above under “—Special Mandatory Redemption,” the Company is not required to make mandatory redemption payments or sinking fund payments with respect to any series of the notes.

The Company and its Subsidiaries and affiliates may acquire the notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

Ranking

The notes will be general unsecured senior obligations of the Company. The notes and all the other obligations of the Company under the Indenture will be fully and unconditionally guaranteed (such guarantee, the “Subsidiary Guarantee”) by Ovintiv Canada ULC (such entity during the period (and only during such period) that the Subsidiary Guarantee is in effect, the “Subsidiary Guarantor”), but will not be guaranteed by any of our other Subsidiaries. The notes will rank senior in right of payment to any future indebtedness of the Company and the Subsidiary Guarantor that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future indebtedness of the Company and the Subsidiary Guarantor that is not so subordinated (including the obligations under the Term Loan Facility, the Company’s revolving credit facility, the Subsidiary Guarantor’s revolving credit facility, the Company’s 5.375% senior notes due 2026, 8.125% senior notes due 2030, 7.20% senior notes due 2031, 7.375% senior notes due 2031, 6.50% senior notes due 2034, 6.625% senior notes due 2037, 6.50% senior notes due 2038 and 5.15% senior notes due 2041 (collectively, the “Existing Indebtedness”)), and will be structurally subordinated to any indebtedness and liabilities (including trade payables) of our Subsidiaries (other than the Subsidiary Guarantor), and will be effectively subordinated to all of our secured indebtedness, if any, to the extent of the value of the collateral securing such indebtedness. In the event of bankruptcy, liquidation, reorganization or other winding up of the

Company or the Subsidiary Guarantor upon a default in payment with respect to, or the acceleration of, any senior secured indebtedness, the assets of the Company and the Subsidiary Guarantor that secure such senior secured indebtedness will be available to pay obligations on the notes and the Subsidiary Guarantee only after all obligations under such senior secured indebtedness have been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes and the Subsidiary Guarantee then outstanding.

As of March 31, 2023, after giving effect to (i) the issuance of the notes offered hereby, (ii) the closing of the Bakken Sale and (iii) the application of the net proceeds from the notes offered hereby and the Bakken Sale to pay a portion of the purchase price for the Permian Acquisition, we would have had $6.1 billion of total debt and had $3.2 billion available for future borrowings under the Company’s revolving credit facility and the Subsidiary Guarantor’s revolving credit facility.

Subsidiary Guarantee

The Subsidiary Guarantor will guarantee on a senior unsecured basis our obligations under the notes and all of our other obligations under the Indenture, and the Subsidiary Guarantee of the notes will be “full and unconditional,” as that term is used in Regulation S-X, Rule 3-10(b)(3), except that in the future the guarantee will be released or terminated under certain circumstances set forth below. The obligations of the Subsidiary Guarantor under the Subsidiary Guarantee will rank equally in right of payment with other indebtedness of the Subsidiary Guarantor, except to the extent such other indebtedness is expressly subordinated to the obligations arising under the Subsidiary Guarantee. The obligations of the Subsidiary Guarantor under the Subsidiary Guarantee will be effectively subordinated to all of the Subsidiary Guarantor’s secured indebtedness, if any, to the extent of the value of the collateral securing such indebtedness.

The obligations of the Subsidiary Guarantor under the Subsidiary Guarantee will be limited in a manner designed to prevent the Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. See “Risk Factors—The guarantee provided by the Subsidiary Guarantor may not be enforceable and, under specific circumstances, federal, provincial and state courts may void the guarantee and require holders to return payments received from the Subsidiary Guarantor. In addition, the Subsidiary Guarantee may terminate prior to the maturity of the notes.” If the Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Subsidiary Guarantor, and, depending on the amount of such indebtedness, the Subsidiary Guarantor’s liability on the Subsidiary Guarantee could be reduced to zero.

In the event the Subsidiary Guarantor is sold or disposed of (whether by merger, consolidation, the sale of a sufficient amount of its (or an intermediate holding company’s) Capital Stock so that the Subsidiary Guarantor no longer constitutes a “Subsidiary” of ours or the sale of all or substantially all of its assets (other than by lease)), and whether or not the Subsidiary Guarantor is the surviving entity in such transaction, to a Person that is not (and does not thereupon become) the Company or a Subsidiary of the Company, the Subsidiary Guarantor will be released and discharged automatically and unconditionally from all its obligations under the Subsidiary Guarantee and will cease to be the Subsidiary Guarantor, without any further action required on the part of the Trustee or any holder.

In addition, the Subsidiary Guarantor will be released and discharged automatically and unconditionally from all its obligations under the Indenture and the Subsidiary Guarantee and will cease to be the Subsidiary Guarantor, without any further action required on the part of the Trustee or any holder, (i) upon the release and discharge of the Subsidiary Guarantor’s guarantee of the Company’s 5.375% senior notes due 2026, whether because such notes have matured or have been redeemed or repurchased and cancelled or otherwise, (ii) in connection with any covenant defeasance, legal defeasance or satisfaction and discharge of the notes as provided below under the captions “—Defeasance” and “—Satisfaction and Discharge”, or (iii) if no Event of Default has occurred and is then continuing, upon the liquidation or dissolution of the Subsidiary Guarantor.

Upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that any of the conditions precedent in the Indenture and as described above has occurred, and that the Supplemental Indenture and the release of the Subsidiary Guarantor is authorized or permitted by the terms of the Indenture and the notes, the Trustee shall execute any supplemental indenture or other documents reasonably requested by the Company in order to evidence the release of the Subsidiary Guarantor from its obligations under the Subsidiary Guarantee and the Indenture at our sole expense.

Certain Covenants

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, Incur, or suffer or permit to exist, any Lien securing Funded Debt (other than Permitted Liens) upon any Principal Property, whether owned on the Issue Date or acquired after that date, unless the Indebtedness due under the Indenture, the notes and the Subsidiary Guarantee (if any) is secured equally and ratably with (or senior in priority to in the case of Liens with respect to Funded Debt that is expressly subordinated to the notes or the Subsidiary Guarantee) the Funded Debt secured by such Lien for so long as such Funded Debt is so secured.

Notwithstanding the preceding paragraph, we may, and may permit any Restricted Subsidiary of ours to, create, Incur, or suffer or permit to exist, any Lien securing Funded Debt upon any Principal Property without securing the Indebtedness due under the Indenture, the notes and the Subsidiary Guarantee if the aggregate principal amount of such Funded Debt secured by such Lien upon such Principal Property, together with the aggregate outstanding principal amount of all other Funded Debt of ours and any Restricted Subsidiary of ours secured by any Liens (other than Permitted Liens) upon Principal Property, does not at the time such Funded Debt is created, Incurred or assumed (or, if later, at the time such Lien is created, Incurred or assumed) exceed the greater of (i) 15% of Consolidated Net Tangible Assets at such time and (ii) $2.25 billion.

Reports

The Company will furnish or file with the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to all holders of the notes and prospective purchasers of the notes designated by the holders of the notes, promptly on their request, the information required to be delivered pursuant to Rule 144A(d)(4) promulgated under the Securities Act. For purposes of this covenant, the Company will be deemed to have furnished such reports and information to, or filed such reports and information with, the Trustee and the holders of notes and prospective purchasers as required by this covenant if it has filed such reports or information with the SEC via the EDGAR filing system or otherwise made such reports or information publicly available on a freely accessible page on the Company’s website. The Trustee shall have no obligation whatsoever to determine whether or not such reports and information have been filed or have been posted on such website.

The Company also shall furnish to the Trustee, annually, a brief certificate from the principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of the Company’s compliance with all conditions and covenants under the Indenture.

The Company will deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute an Event of Default, unless such Event of Default has been cured or waived before the end of such 30-day period, the status of such events and what action the Company is taking or proposing to take in respect thereof.

Delivery of any reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute notice, constructive or otherwise, of any information contained therein or determinable from information contained therein, including the compliance by the Company with any of the Company’s covenants (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or website under the Indenture or participate in any conference calls.

Unrestricted Subsidiaries

The Board of Directors of the Company may after the Issue Date designate any Subsidiary as an “Unrestricted Subsidiary” under the Indenture if: (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and (2) such Subsidiary has no Indebtedness other than Non-Recourse Debt.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company. Any such designation will be deemed to be an incurrence of Funded Debt and Liens by a Restricted Subsidiary of the Company of any outstanding Funded Debt and Liens, respectively, of such Unrestricted Subsidiary, and such designation will only be permitted if no Default or Event of Default would be in existence following such designation.

Events of Default

Each of the following is an Event of Default with respect to the notes of any series:

(1)	default in any payment of interest on any note of such series when due, continued for 30 days;

(2)

default in the payment of principal of or premium, if any, on any note of such series when due at its Stated Maturity, upon redemption (including a Special Mandatory Redemption), upon acceleration or otherwise;

(3) (a)	failure by the Company to comply for 180 days after notice as provided above with the covenant described under “—Certain Covenants—Reports”; or

(b)	failure by the Company to comply for 90 days after notice as provided below with its other agreements contained in the Indenture or the notes of such series;

(4)

default under any mortgage, indenture or similar instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or the Subsidiary Guarantor (or the payment of which is guaranteed by the Company or the Subsidiary Guarantor), other than Indebtedness owed to a Subsidiary, whether such Indebtedness or guarantee now exists or is created after the Issue Date, which default:

(a)	caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (“payment default”); or

(b)

results in the acceleration of such Indebtedness prior to its maturity; and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is an outstanding uncured payment default or the maturity of which has been and remains so accelerated, aggregates in excess of $200.0 million or more;

(5)	certain events of bankruptcy, insolvency or reorganization of the Company (the “bankruptcy provisions”); or

(6)

the Subsidiary Guarantee in respect of the notes of that series ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or the Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or the Subsidiary Guarantee, in each case unless the Subsidiary Guarantee has been released pursuant to the terms of the Indenture.

However, a Default under clause (3) of this paragraph will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the then outstanding notes of such series notify the Company in writing of the Default and the Company does not cure such Default within the time specified in clause (3) of this paragraph after receipt of such notice. Such notice must specify the Default, demand that it be remedied, and state that such notice is a “Notice of Default.”

If an Event of Default (other than an Event of Default described in clause (5) above) occurs and is continuing, the Trustee by written notice to the Company, or holders of at least 25% in principal amount of the then outstanding notes of such series by written notice to the Company and the Trustee, may, and the Trustee at the request of holders of at least 25% in principal amount of the then outstanding notes of such series shall, declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the notes of such series to be due and payable. Such notice must specify the Event of Default and state that such notice is a “Notice of Acceleration.” Upon such a declaration, such principal, premium, if any, and accrued and unpaid interest will be due and payable immediately. In the event of a declaration of acceleration of the notes of any series because an Event of Default described in clause (4) under “—Events of Default” has occurred and is continuing, the declaration of acceleration of such notes shall be automatically annulled if the Default triggering such Event of Default pursuant to clause (4) shall be remedied or cured by the Company or waived by the holders of the relevant Indebtedness within 20 days after the written notice of declaration of acceleration of the notes of such series with respect thereto is received by the Company and if (1) the annulment of the acceleration of the notes of such series would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the notes of such series that became due solely because of the acceleration of such notes, have been cured or waived. If an Event of Default described in clause (5) above occurs, the principal, premium, if any, and accrued and unpaid interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Except in the case of a default in the payment of principal, premium, if any, and accrued and unpaid interest, any note that is to be paid by the Trustee, as Paying Agent, the Trustee shall not be deemed to have knowledge or notice of the occurrence of any default or event of default, unless a responsible trust officer of the Trustee shall have received written notice from the Company or a holder describing such default or event of default, and stating that such notice is a notice of default or event of default.

At any time after a declaration of acceleration, but before a judgment or decree for the payment of the money due has been obtained by the Trustee, holders of a majority in principal amount of the outstanding notes of such series may by notice to the Trustee and the Company (including, without limitation, waivers and consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) waive all past defaults (except with respect to nonpayment of principal, premium, if any, or interest) and rescind any such acceleration with respect to the notes of such series and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes of such series that have become due solely by such declaration of acceleration, have been cured or waived.

An Event of Default with respect to one series of the notes is not necessarily an Event of Default for another series.

Certain provisions relating to the rights and remedies of holders of notes of any series and the rights, remedies and obligations of the Trustee are described in the Description of Debt Securities set forth in the Base Prospectus under the caption “—Events of Default.”

Amendments and Waivers

Solely with respect to the notes and except as provided in the next two succeeding paragraphs, the Indenture (including the Subsidiary Guarantee) and the notes of any series may be amended or supplemented with the consent of the holders of a majority in principal amount of the notes of such series then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes of any series then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the applicable notes).

However, without the consent of each holder of an outstanding note affected of any series, no amendment, supplement or waiver may (with respect to any notes of such series held by a non-consenting holder):

(1)	reduce the principal amount of notes of such series whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the stated rate of interest or extend the stated time for payment of interest on any note of such series;

(3)	reduce the principal of or extend the Stated Maturity of any note of such series;

(4)

waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the notes of such series (except a rescission of acceleration of the notes by holders of a majority in aggregate principal amount of the then outstanding notes of such series with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5)

reduce the premium payable upon the redemption of any note of such series or change the time at which any note of such series may be redeemed as described above under “—Redemption” whether through an amendment or waiver of provisions in the definitions or otherwise;

(6)	make any note of such series payable in money other than that stated in the note;

(7)

impair the right of any holder to receive payment of principal, premium, if any, and interest on such holder’s notes of such series on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8)	modify the Subsidiary Guarantee in any manner adverse to the holders of the notes of such series; or

(9)	make any change in the amendment or waiver provisions that require each holder’s consent.

Notwithstanding the foregoing, without the consent of any holder of notes of any series, the Company and the Trustee may amend or supplement, solely with respect to the notes of such series, the Indenture (including the Subsidiary Guarantee) and the notes of such series to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)

provide for the assumption by a successor entity of the obligations of the Company under the Indenture (as it relates to the notes of such series) in accordance with the covenant described under the caption “Covenants—Consolidation, Amalgamation, Merger and Sale of Assets” in the Base Prospectus;

(3)

provide for or facilitate the issuance of uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)

add Guarantees with respect to the notes of such series, or evidence the release of a Guarantor from its Guarantee, provide for the assumption by a successor entity of the obligations of a Guarantor in accordance with the applicable provisions of the Indenture;

(5)	secure the notes of such series or any Guarantee thereof;

(6)

add covenants of the Company or other obligor under the Indenture (as it relates to the notes of such series), the notes of such series or the respective Guarantees thereof, or Events of Default for the benefit of the holders of the notes of such series or the Guarantees of such series or to make other changes that would provide additional rights to the holders of the notes of such series or to surrender any right or power conferred upon the Company or other such obligor;

(7)	make any change that does not adversely affect the legal or contractual rights of any holder under the Indenture (as it relates to the notes of such series) or the notes of such series;

(8)

evidence and provide for the acceptance of an appointment under the Indenture (as it relates to the notes of such series) of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the Indenture (as it relates to the notes of such series);

(9)	provide for the issuance of Additional Notes permitted to be issued under the Indenture (as it relates to the notes of such series);

(10)	comply with the rules of any applicable securities depositary; or

(11)

conform the text of the Indenture (as it relates to the notes of such series or the Guarantees of such series), the notes of such series or the Guarantees of such series to any provision of this “Description of Notes” or the “Description of Debt Securities” set forth in the Base Prospectus to the extent that such provision in this “Description of Notes” or such “Description of Debt Securities” was intended to be a verbatim recitation of a provision of the Indenture (as it relates to the notes of such series or the Guarantees of such series), or the notes of such a series or the Guarantees of such series, which intent shall be established by an Officer’s Certificate.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. A consent to any amendment, supplement or waiver under the Indenture by any holder of notes of any series given in connection with a tender of such holder’s notes will not be rendered invalid by such tender. After an amendment, supplement or waiver under the Indenture becomes effective, the Company is required to send to the applicable holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the holders of the notes of such series, or any defect in the notice, will not impair or affect the validity of any amendment, supplement or waiver.

In connection with any modification, amendment, supplement or waiver in respect of the Indenture or the notes, we shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating (i) that such modification, amendment, supplement or waiver is authorized or permitted pursuant to the terms of the Indenture or the notes, as applicable, and (ii) that all related conditions precedent to such modification, amendment, supplement or waiver have been complied with.

Defeasance

The legal defeasance and covenant defeasance provisions described under “Description of Debt Securities—Defeasance and Covenant Defeasance” in the Base Prospectus shall be applicable to the notes of each series. In the case of a covenant defeasance in respect of any series of notes, the Company may terminate its obligations to comply with the covenant in respect of such series of notes described under “—Certain Covenants—Limitation on Liens” and the Subsidiary Guarantee provision described in clause (6) under “—Events of Default” above in this Description of Notes and certain covenants described under “Description of Debt Securities—Covenants” in the Base Prospectus, other than the covenant described under the second bullet point under “the Description of Debt Securities—Consolidation, Amalgamation, Merger and Sale of Assets” in the Base Prospectus.

If the Company exercises its legal defeasance or its covenant defeasance option in respect of any series of notes, all Guarantees in respect of such notes (if any are in effect at such time) will terminate.

Satisfaction and Discharge

The Indenture shall upon request of the Company cease to be of further effect with respect to the notes of any series and any guarantees of such notes (except as to any surviving rights of conversion, registration of transfer or exchange of any such note expressly provided for in the Indenture or in the terms of such note), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture with respect to such note, when:

(1)	either:

(a)

all such notes theretofore authenticated and delivered (other than (i) notes that have been destroyed, lost or wrongfully taken and that have been replaced or paid and (ii) notes for the payment of which money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)	all such notes not theretofore delivered to the Trustee for cancellation

(i)	have become due and payable, or

(ii)	will become due and payable at their stated maturity within one year, or

(iii)	are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or the Guarantor in the case of (i), (ii) or (iii) of subsection (b) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose money in an amount sufficient to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of notes that have become due and payable) or to the stated maturity or redemption date, as the case may be;

(2)	the Company and the Guarantor have paid or caused to be paid all other sums payable under the Indenture by the Company and the Guarantor with respect to such notes; and

(3)

the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel (which opinion of counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent in the Indenture relating to the satisfaction and discharge of the Indenture with respect to such notes have been satisfied.

Notwithstanding the satisfaction and discharge of the Indenture with respect to notes of any series, certain obligations of the Company and the Trustee listed in the Indenture shall survive such satisfaction and discharge.

Concerning the Trustee

The Bank of New York Mellon is the Trustee under the Indenture and has been appointed by the Company as Security Registrar and Paying Agent with regard to the notes.

The Trustee has not provided or approved of any information in this prospectus supplement, takes no responsibility for any information contained in this prospectus supplement, the Indenture, or the notes, and makes no representation as to the contents of this prospectus supplement, the Indenture, or the notes.

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are set forth specifically in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care that a prudent person would use in conducting its own affairs. The permissive rights of the Trustee to take or refrain from taking any action enumerated in the Indenture will not be construed as an obligation or duty. The Trustee will not be required to expend or risk its own funds or otherwise incur financial liability in acting under the Indenture if there are reasonable grounds for believing that the repayment of those funds or indemnity satisfactory to it against that risk or liability is not reasonably assured to it under the Indenture.

Governing Law

The Indenture provides that it, the notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Base Prospectus” means the prospectus that describes the Base Indenture.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including, without limitation, any preferred stock and limited liability company or partnership interests (whether general or limited) of such Person, but excluding any debt securities convertible or exchangeable into such equity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under GAAP) after deducting therefrom:

(1)

all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of Funded Debt); and

(2)

the value of all goodwill, trade names, trademarks, patents, and other like intangible assets, all as set forth on our consolidated balance sheet as of a date no earlier than the date of the Company’s latest available annual or quarterly consolidated financial statements prepared in accordance with GAAP.

“Customary Recourse Exceptions” means with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of a Person, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Funded Debt” means, in respect of any Person, all Indebtedness Incurred by such Person that matures, or is renewable by such Person to a date, more than one year after the date as of which Funded Debt is being determined.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“guarantee” means any obligation, contingent or otherwise, of any Person guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise). The term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“holder” means a Person in whose name a note is registered on the Security Registrar’s books.

“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for. Any Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination, any obligation of such Person, whether contingent or otherwise, for the repayment of borrowed money and any guarantee thereof.

“Issue Date” means the date notes are first issued under the Indenture.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction. For the avoidance of doubt, (1) an operating lease shall be deemed not to constitute a Lien and (2) a contract that would not be considered a capital lease pursuant to GAAP prior to the effectiveness of Accounting Standards Codification 842 shall be deemed not to constitute a Lien.

“Non-Recourse Debt” means Indebtedness as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise except, in each case for (i) Customary Recourse Exceptions and (ii) the pledge of (or a guarantee limited in recourse solely to) the Capital Stock of such Unrestricted Subsidiary.

“Officer’s Certificate” means a certificate signed by an officer of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Permitted Liens” means, with respect to any Person:

(1)	any Lien in favor of the Trustee for the benefit of the Trustee or the holders of the notes or otherwise securing the notes, a Guarantee or other obligations under the Indenture;

(2)	Liens securing hedging obligations or obligations with regard to treasury management arrangements;

(3)	Liens in favor of the Company or a Restricted Subsidiary;

(4)

Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary;

(5)

Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not Incurred in contemplation of such acquisition;

(6)

Liens to secure the performance of statutory or regulatory obligations, insurance, surety or appeal bonds, workers’ compensation obligations, bid, plugging and abandonment and performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(7)

Liens to secure Indebtedness represented by capital lease obligations, finance lease obligations, mortgage financings or purchase money obligations or other Indebtedness, in each case, incurred for the purpose of financing all or any part of the purchase price, other acquisition cost or cost of design, construction, installation, development, repair or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, and all refinancing indebtedness Incurred to renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, such Indebtedness, covering only the assets acquired with or financed by such Indebtedness;

(8)	Liens existing on the date hereof;

(9)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(10)

bankers’ Liens, rights of setoff, rights of revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary, Liens arising out of judgments or awards and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(11)	Liens in respect of Production Payments and Reserve Sales; provided, that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales;

(12)

Liens arising under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses and other agreements that are customary in the oil and gas business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(13)	Liens imposed by law or ordinary course of business contracts, including, without limitation, carriers’, warehousemen’s, suppliers’, mechanics’, materialmen’s, repairmen’s and similar Liens;

(14)

Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(15)

survey exceptions, encumbrances, ground leases, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations of, or rights of others for, licenses, rights-of-way, roads, pipelines, transmission liens, transportation liens, distribution lines for the removal of gas, oil, coal or other minerals or timber, sewers, electric lines, telegraph and telephone lines and other similar purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, Liens related to surface leases and surface operations, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of the Company or any Restricted Subsidiary of the Company or to the ownership of its properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any Restricted Subsidiary of the Company;

(16)	leases, licenses, subleases and sublicenses of assets that do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary of the Company;

(17)	any interest or title of a lessor under any operating lease;

(18)	Liens on pipelines or pipeline facilities that arise by operation of law;

(19)

Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development, production, processing, gathering, transportation, marketing or storage, plugging, abandonment or operation thereof;

(20)	Liens under industrial revenue, municipal or similar bonds; and

(21)

any Lien renewing, extending, refinancing, replacing or refunding a Lien permitted by this definition, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased except by an amount equal to accrued interest and any premium or other amount paid, and fees, costs and expenses incurred, in connection therewith and by an amount equal to any existing commitments unutilized thereunder and (b) no assets are encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinancing, replacement or refunding.

In each case set forth above, notwithstanding any stated limitation on the assets or property that may be subject to such Lien, a Permitted Lien on a specified asset or property or group or type of assets or property may include Liens on all improvements, additions, repairs, attachments and accessions thereto, construction thereon, assets and property affixed or appurtenant thereto, parts, replacements and substitutions therefor and all products and proceeds thereof, including dividends, distributions, interest and increases in respect thereof.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal Property” means any oil, gas or mineral property of a primary nature located in Canada or the United States and any facilities located in Canada or the United States directly related to the mining, processing or manufacture of hydrocarbons or minerals, or any of the constituents thereof or the derivatives therefrom and includes Voting Shares or other interests of a corporation or other Person which owns such property or facilities, but does not include (a) any property or facilities used in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of Principal Property, (b) any property which, in the opinion of the Board of Directors of the Company, is not materially important to the total business conducted by the Company and its Subsidiaries as an entirety, or (c) any portion of a particular property which, in the opinion of the Board of Directors of the Company, is not materially important to the use or operation of such property.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or any of its Restricted Subsidiaries to any Person of a royalty, overriding royalty, net profits interest, production payment, partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the oil and gas business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists or other providers of technical services to the Company or any of its Restricted Subsidiaries.

“Restricted Subsidiary” of any Person means any Subsidiary of the Person that is not an Unrestricted Subsidiary.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Stated Maturity” means, with respect to any security or Indebtedness, the date specified in such security or Indebtedness as the fixed date on which the payment of principal of such security or Indebtedness is due and payable, including, without limitation, pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” with respect to any Person, means any (i) corporation, limited liability company or other entity (other than a partnership) of which the outstanding Capital Stock having a majority of the votes entitled to be cast in the election of directors, managers or trustees of such entity under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or any other Person of which a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person or (ii) partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company designated as such pursuant to and in compliance with the Indenture and (2) any Subsidiary of an Unrestricted Subsidiary.

“Voting Shares” means shares of any class of any corporation carrying voting rights under all circumstances; provided that, for the purposes of this definition, shares which only carry the right to vote conditionally on the happening of an event shall not be considered Voting Shares, nor shall any shares be deemed to cease to be Voting Shares solely by reason of a right to vote accruing to shares of another class or classes by reason of the happening of such an event, or solely because the right to vote may not be exercisable under the charter of the corporation.

BOOK-ENTRY, DELIVERY AND FORM

We have obtained the information in this section concerning DTC, Clearstream Banking, S.A., Luxembourg (“Clearstream, Luxembourg”) and Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time. To the extent any disclosure set forth below in this section is different than the disclosure set forth under “Description of Debt Securities” in the Base Prospectus, the disclosure set forth in this Description of Notes will control.

The notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes initially will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below. You may hold your interests in the Global Notes in the United States through DTC, or in Europe through Clearstream, Luxembourg or Euroclear, either as a participant in such systems or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests in the Global Notes on behalf of their respective participating organizations or customers through customers’ securities accounts in Clearstream, Luxembourg’s or Euroclear’s names on the books of their respective depositaries, which in turn will hold those positions in customers’ securities accounts in the depositaries’ names on the books of DTC. All securities in Euroclear or Clearstream, Luxembourg are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The notes may be presented for registration of transfer and exchange at the offices of the Security Registrar.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We believe that the sources from which the information in this section and elsewhere in this prospectus concerning DTC, Euroclear, Euroclear SA/NV, Euroclear Clearance Systems S.C., Euroclear’s system, Clearstream, Luxembourg and Clearstream, Luxembourg’s system has been obtained are reliable, but neither we, any underwriters nor the trustee takes any responsibility for the accuracy of the information.

DTC has advised us that DTC is a limited -purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc. and NYSE Amex Equities. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants (including Clearstream, Luxembourg or Euroclear). The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants (including Clearstream, Luxembourg or Euroclear).

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2)

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants, including Clearstream, Luxembourg and Euroclear (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities they purchase in definitive form. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants (including Clearstream, Luxembourg and Euroclear), the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, none of us, any guarantor or the Trustee, nor any agent of us, any guarantor or the Trustee, has or will have any responsibility or liability for:

(1)

any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants (including Clearstream, Luxembourg and Euroclear) with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. None of us, any guarantor or the Trustee will be liable for any delay by DTC or any of its participants (including Clearstream, Luxembourg and Euroclear), in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

None of us, any guarantor or the Trustee, nor any of our respective agents, shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. All notices and communications to be given to the holders and all payments to be made to holders in respect of the notes shall be mailed or otherwise given or made only to or upon the order of the registered holders (which shall only be DTC or its nominee in the case of a Global Note), and we and the Trustee may deal with any depositary as sole owner of the Global Notes and as the authorized persons of beneficial owners. The rights of beneficial owners in any global note shall be exercised only through DTC, subject to its applicable rules and procedures. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its agent members and other members, participants and any beneficial owners.

Clearstream, Luxembourg or Euroclear will credit payments to the cash accounts of Clearstream, Luxembourg customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These payments will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Clearstream, Luxembourg or Euroclear, as the case may be, will take any other action permitted to be taken by a holder under the indenture on behalf of a Clearstream, Luxembourg customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such Certificated Notes to its participants.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, they are under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. None of us, any guarantor or the Trustee nor any agent of us, any guarantor or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants (including Clearstream, Luxembourg and Euroclear), of their respective obligations under the rules and procedures governing their operations.

Transfers Within and Among Book-Entry Systems

Transfers between DTC’s direct participants will occur in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between Clearstream, Luxembourg customers and Euroclear participants will occur in accordance with their respective applicable rules and operating procedures.

DTC will effect cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other hand, in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary. However, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, instruct its depositary to effect final settlement on its behalf by delivering or receiving securities in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to the depositaries.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among their respective participants, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive certificated notes in registered certificated form (“Certificated Notes”) if:

(1)

DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act at a time when the Depositary is required to be so registered in order to act as depositary, and, in each case, a successor depositary is not appointed within 90 days; or

(2)

an Event of Default has occurred and is continuing, and the Security Registrar has received a request from the depositary to deliver Certificated Notes to all beneficial owners in exchange for their beneficial interests in such Global Note.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

We will pay principal of, premium, if any, and interest on the notes represented by the Global Notes registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such Global Note. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Clearstream, Luxembourg customer or Euroclear participant purchasing an interest in a Global Note from another customer or participant will be credited, and any such crediting will be reported to the relevant Clearstream, Luxembourg customer or Euroclear participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg) immediately following the settlement date of DTC. DTC has advised us that cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in a Global Note by or through a Clearstream, Luxembourg customer or Euroclear participant to another customer or participant will be received with value on the settlement date of DTC but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the ownership and disposition of the notes. It is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought with respect to the ownership and disposition of the notes. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes that are acquired in the initial offering for an amount of cash equal to their issue price, which will equal the first price at which a substantial amount of the notes is sold for cash to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers), and that are held as capital assets (i.e., generally, property held for investment).

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities and foreign currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities, brokers, persons who hold the notes as a hedge or other integrated transaction or who hedge the interest rate on the notes, U.S. holders (as defined below) whose functional currency is not U.S. dollars, persons subject to the alternative minimum tax, or taxpayers required to accelerate the recognition of any item of gross income with respect to a note as a result of such income being recognized on an applicable financial statement). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation, including any tax arising under section 1411 of the Code (the “Medicare” tax on certain investment income).

For purposes of this discussion, a “U.S. holder” is an individual, corporation, estate, or trust that is a beneficial owner of the notes and that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A “non-U.S. holder” is an individual, corporation, estate, or trust that is a beneficial owner of the notes and is not a U.S. holder.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their tax advisors.

Additional Payments

In certain circumstances (see “Description of Notes—Redemption—Optional Redemption” and “Description of Notes—Redemption—Special Mandatory Redemption”), we may be obligated to make payments in excess of stated interest and the principal amount of the notes. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional payments will have to be paid. Assuming such position is respected, any amounts paid to a holder pursuant to any such redemption or repurchase, as applicable, would be taxable as described below in “—U.S. Holders—Sale, Exchange, or Other Taxable Disposition of the Notes” or “—Non-U.S. Holders—Sale, Exchange, or Other Taxable Disposition of the Notes” (as applicable). Our position is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable U.S. Treasury Regulations. The IRS, however, may take a position contrary to our position, which could affect the timing and character of a holder’s income and the timing of our deductions with respect to the notes. Holders are urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

U.S. Federal Income Tax Considerations for U.S. Holders

Treatment of Interest

Payments of stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s method of tax accounting for U.S. federal income tax purposes.

Sale, Exchange, or Other Taxable Disposition of the Notes

In general, upon the sale, exchange, redemption, retirement, or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received (less any portion allocable to any accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income, as described above under the heading “U.S. Federal Income Tax Considerations for U.S. Holders—Treatment of Interest”) and (2) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in the note will generally be its cost for the note. Gain or loss realized on the sale, exchange, redemption, retirement, or other taxable disposition of a note will generally be capital gain or loss, and will be long term capital gain or loss if the U.S. holder held the note for more than one year at the time of the sale, exchange, redemption, retirement or other taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, a U.S. holder of the notes will be subject to backup withholding with respect to interest on the notes, and the proceeds of a sale, exchange, redemption, retirement, or other taxable disposition of the notes, at the applicable tax rate, unless such holder (a) is an entity that is exempt from withholding and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to various penalties. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund; provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Considerations for Non-U.S. Holders

Treatment of Interest

Subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act (“FATCA”) below, under the “portfolio interest exemption,” a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of interest on the notes if the interest is not effectively connected with its conduct of a U.S. trade or business; provided that:

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (actually or constructively) to us through stock ownership; and

•	certain certification requirements are met.

Under current law, the certification requirements described above will be satisfied in any of the following circumstances:

•

If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN or W-8BEN-E (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

•

If a note is held through a securities clearing organization, bank, or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•

If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI is provided to us or our paying agent) generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, and the non-U.S. holder satisfies certain certification requirements, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to tax on a net basis if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States. In addition, a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale, Exchange, or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding and FATCA below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain (other than any gain attributable to accrued and unpaid interest, which will be taxable as interest and may be subject to the rules described above under the heading “U.S. Federal Income Tax Considerations for Non-U.S. Holders—Treatment of Interest”) realized by such holder upon a sale, exchange, redemption, retirement, or other taxable disposition of a note, unless:

•	the non-U.S. holder is a non-resident alien individual present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met; or

•

the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if an applicable income tax treaty so provides, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder or a fixed base in the case of an individual).

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% (or lower applicable treaty rate) on the gain derived by such holder upon the sale, exchange, redemption, retirement, or other taxable disposition of a note, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption, retirement, or other taxable disposition of the notes in the same manner as a U.S. person. In addition, corporate non-U.S. holders to which the second exception applies may be subject to a 30% branch profits tax (or lower applicable treaty rate) on its effectively connected earnings and profit for the taxable year, subject to adjustments. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

Generally, we or our paying agent must report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

Non-U.S. holders who have provided proper certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding on payments of interest if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds from the sale, exchange, redemption, retirement, or other taxable disposition of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker has certain relationships with the United States.

Payment of the proceeds from a sale, exchange, redemption, retirement, or other taxable disposition of a note to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

The amount of any backup withholding from a payment to a non-U.S. holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specifically defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest on debt securities paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury, it must, among other things, identify accounts held by certain United States persons or United States owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Prospective investors should consult their tax advisors regarding the possible effect of FATCA on their investment in the notes.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Accordingly, each investor should consult its tax advisor as to particular tax considerations relevant to it of ownership and disposition of the notes, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

UNDERWRITING

The Company and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal amount of 2025 notes	Principal amount of 2028 notes	Principal amount of 2033 notes	Principal amount of 2053 notes
Goldman Sachs & Co. LLC	$150,000,000	$175,000,000	$150,000,000	$100,000,000
Morgan Stanley & Co. LLC	150,000,000	175,000,000	150,000,000	100,000,000
J.P. Morgan Securities LLC	30,782,000	35,915,000	30,782,000	20,522,000
RBC Capital Markets, LLC	30,782,000	35,915,000	30,782,000	20,522,000
TD Securities (USA) LLC	30,782,000	35,915,000	30,782,000	20,522,000
Citigroup Global Markets Inc.	14,609,000	17,043,000	14,609,000	9,739,000
CIBC World Markets Corp.	14,609,000	17,043,000	14,609,000	9,739,000
BMO Capital Markets Corp.	14,609,000	17,043,000	14,609,000	9,739,000
Scotia Capital (USA) Inc.	14,609,000	17,043,000	14,609,000	9,739,000
National Bank of Canada Financial Inc.	14,609,000	17,043,000	14,609,000	9,739,000
BofA Securities, Inc.	14,609,000	17,043,000	14,609,000	9,739,000
Barclays Capital Inc.	14,609,000	17,043,000	14,609,000	9,739,000
Credit Suisse Securities (USA) LLC	14,609,000	17,043,000	14,609,000	9,739,000
Mizuho Securities USA LLC	14,609,000	17,043,000	14,609,000	9,739,000
MUFG Securities Americas Inc.	14,609,000	17,043,000	14,609,000	9,739,000
Wells Fargo Securities, LLC	14,609,000	17,043,000	14,609,000	9,739,000
PNC Capital Markets LLC	14,609,000	17,043,000	14,609,000	9,739,000
Truist Securities, Inc.	14,609,000	17,043,000	14,609,000	9,739,000
SMBC Nikko Securities America, Inc.	14,609,000	17,043,000	14,609,000	9,739,000
Desjardins Securities Inc.	3,128,000	3,653,000	3,128,000	2,088,000

Total	$600,000,000	$700,000,000	$600,000,000	$400,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.150% of the principal amount of 2025 notes, up to 0.360% of the principal amount of 2028 notes, up to 0.390% of the principal amount of 2033 notes and up to 0.525% of the principal amount of 2053 notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.100% of the principal amount of 2025 notes, up to 0.200% of the principal amount of 2028 notes, up to 0.250% of the principal amount of 2033 notes and up to 0.250% of the principal amount of 2053 notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The expenses of the offering, not including the underwriting discount, are estimated at $3 million and are payable by us.

The notes are a new issue of securities with no established trading market. The Company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are providing financial advisory services to us in connection with the Permian Acquisition, for which they will receive customary fees and expenses upon completion of the Permian Acquisition. Certain of the underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the Financial Industry Regulatory Authority (“FINRA”).

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Certain of the underwriters and their respective affiliates are arrangers, lenders, dealers or agents under certain of our debt facilities, including the Term Loan Facility, the Company’s revolving credit facility, the Subsidiary Guarantor’s revolving credit facility and our and the Subsidiary Guarantor’s commercial paper programs and derivative instruments. If those underwriters or their respective affiliates have lending relationships with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters or their respective affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their respective affiliates would hedge such exposure by entering into transactions, which may consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

In connection with the financing of the Permian Acquisition, we entered into the commitment letter dated as of April 3, 2023 (together with the exhibits thereto and as supplemented by the joinder to commitment letter dated as of April 19, 2023), among the Company, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc. and the additional commitment parties party thereto, pursuant to which each of the commitment parties party thereto or their respective affiliates, as applicable, provided a commitment in respect of the senior unsecured 364-day bridge loan facility in an aggregate principal amount of up to $3,125,000,000 (the “Bridge Facility”). The applicable underwriters or their respective affiliates will receive customary fees in connection with their commitments under the Bridge Facility and, in the event that any borrowings are made under the Bridge Facility, certain additional funding and other fees. The commitments under the Bridge Facility will be reduced dollar-for-dollar by the net cash proceeds from this offering.

We expect that delivery of the notes will be made to investors on or about May 31, 2023 which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before delivery hereunder should consult their advisors.

During the period beginning from the date of this prospectus supplement and continuing to and including 60 days after the closing of this offering, we agree not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to any securities of ours that are substantially similar to the notes, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives of the several underwriters, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Selling Restrictions

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets

Act 2000 (as amended, “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

Each of the underwriters has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Switzerland

This prospectus supplement and the accompanying prospectus is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

In particular, this prospectus supplement will not be filed with, and the offer of the notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Hong Kong

Each underwriter has represented and agreed that it has not offered or sold and will not offer or sell the notes in Hong Kong by means of any document other than to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or other than in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) or which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong); and that it has not and will not issue and has not and will not have in its possession for the purpose of issue any advertisement, invitation or document relating to the notes (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

Each underwriter has represented and agreed that the notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), which we refer to as the Financial Instruments and Exchange Law, and has agreed not to offer or sell the notes, directly or indirectly, in Japan or to, or for the account or benefit of, any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any Japanese Person, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan. For the purposes of this paragraph “Japanese Person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) by the Monetary Authority of Singapore and the offer of the notes in Singapore is made primarily pursuant to the exemption under Sections 274 and 275 of the SFA. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor as defined in Section 4A of SFA (an “Institutional Investor”) pursuant to Section 274 of the SFA, (b) to an accredited investor as defined in Section 4A of the SFA (an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (a “Relevant Person”) and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275 (1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (c) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.

It is a condition of the offer that where the notes are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(i)

a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(ii)

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation and the beneficiaries’ rights and interest (howsoever defined) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the notes except:

(x)

to an Institutional Investor, and Accredited Investor or other Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(y)	where no consideration is or will be given for the transfer;

(z)	where the transfer is by operation of law;

(aa)	as specified in Section 276(7) of the SFA; or

(bb)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Notification under Section 309B(1)(c) of the SFA—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which could constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan. The notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered, sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Korea

The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the notes, the notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea; provided that (a) the notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the notes, (c) the notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) we and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (the “Corporations Act”)) in relation to the notes has been, or will be, lodged with the Australian Securities and Investments Commission (“ASIC”), the Australian Securities Exchange operated by ASX Limited or any other regulatory body or agency in Australia. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the Company under section 708(12) of the Corporations Act; or

(iv)

a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)

you warrant and agree that you will not offer any of the notes for resale in Australia within 12 months of those notes being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

LEGAL MATTERS

Certain matters with respect to the issuance and sale of the notes and guarantee offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, Houston, Texas, and Blake, Cassels & Graydon LLP, Calgary, Alberta. Certain legal matters in connection with the notes and guarantee offered hereby will be passed upon for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers LLP are the Company’s auditors and have advised that they are independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Alberta and within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

Certain estimates of the Company’s oil, NGLs and natural gas reserves as of December 31, 2022 incorporated by reference in this prospectus supplement were based upon evaluations prepared by the Company’s internal qualified reserves evaluators and were audited by McDaniel & Associates Consultants Ltd. and Netherland, Sewell & Associates, Inc. Such estimates have been so incorporated by the Company in reliance on the authority of such experts in such matters.

The combined financial statements of Black Swan Permian, LLC and Black Swan Operating, LLC as of and for the years ended December 31, 2022 and 2021 and the statements of revenues and direct operating expenses of certain oil and gas properties of 1025 Investments, LLC for the years ended December 31, 2022 and 2021 incorporated in this prospectus supplement by reference from Exhibits 99.9 and 99.10, respectively, to the Current Report on Form 8-K of Ovintiv Inc. dated May 12, 2023, have been audited by Moss Adams LLP, independent auditors, as stated in their reports, which are incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Certain estimates of the oil, NGLs and natural gas reserves of Black Swan Permian, LLC and certain interests in 1025 Investments, LLC as of December 31, 2022 incorporated by reference in this prospectus supplement were based upon evaluations prepared by LaRoche Petroleum Consultants, Ltd. Such estimates have been so incorporated in reliance on the authority of such experts in such matters.

The audited historical combined financial statements of PetroLegacy Energy II, LLC and certain interests of Peacemaker Royalties, LP as of and for the years ended December 31, 2022 and 2021 included in Exhibit 99.1 of our Current Report on Form 8-K dated May 12, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Pearlsnap Midstream, LLC as of and for the years ended December 31, 2022 and 2021 included in Exhibit 99.2 of our Current Report on Form 8-K dated May 12, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Certain estimates of the oil, NGLs and natural gas reserves of PetroLegacy Energy II, LLC and certain interests of Peacemaker Royalties, LP as of December 31, 2022 incorporated by reference in this prospectus supplement were based upon evaluations prepared by the internal qualified reserves evaluators of PetroLegacy Energy II, LLC and certain interests of Peacemaker Royalties, LP and were audited by Cawley, Gillespie & Associates, Inc. Such estimates have been so incorporated in reliance on the authority of such experts in such matters.

The consolidated financial statements of Piedra Energy III, LLC and subsidiary as of and for the year ended December 31, 2022 and the consolidated financial statements of Piedra Energy III, LLC and subsidiary as of and for the year ended December 31, 2021 incorporated by reference in this prospectus supplement from Exhibits 99.3 and 99.4, respectively, of our Current Report on Form 8-K dated May 12, 2023 have been so included in reliance on the reports of Weaver and Tidwell LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Piedra Energy IV, LLC as of and for the year ended December 31, 2022 and the consolidated financial statements of Piedra Energy IV, LLC as of and for the year ended December 31, 2021 incorporated by reference in this prospectus supplement from Exhibits 99.6 and 99.7, respectively, of our Current Report on Form 8-K dated May 12, 2023 have been so included in reliance on the reports of Weaver and Tidwell LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain estimates of the oil, NGLs and natural gas reserves of Piedra Energy III, LLC and Piedra Energy IV, LLC as of December 31, 2022 incorporated by reference in this prospectus supplement were based upon evaluations prepared by Russell K. Hall and Associates, Inc. Such estimates have been so incorporated in reliance on the authority of such experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the offer and sale of the notes covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Ovintiv, at www.sec.gov. Ovintiv’s SEC filings are also available on Ovintiv’s website at www.ovintiv.com. Information on, or that is accessible from, our website, even if referred to in documents incorporated by reference in this prospectus supplement, does not constitute part of this prospectus supplement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 27, 2023;

•

the information specifically incorporated by reference into the our Annual Report on Form 10-K for the year ended December  31, 2022 from our definitive proxy statement on Schedule 14A, filed on March 23, 2023;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 9, 2023; and

•	our Current Reports on Form 8-K, filed with the SEC on April 4, 2023, April 27, 2023, May 8, 2023 and May 12, 2023.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

We will furnish without charge to you, on written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address: Ovintiv Inc., 370 17th Street, Suite 1700, Denver, CO 80202, U.S.A., (303) 623-2300, Attention: Corporate Secretary.

Prospectus

Debt Securities

Common Stock

Preferred Stock

Warrants

Units

Share Purchase Contracts

Share Purchase Units

We may from time to time offer and sell our debt securities, shares of common stock, shares of preferred stock, warrants, units, share purchase contracts and share purchase units (the “Securities”). The debt securities may consist of debentures, notes or other types of debt. The debt securities, preferred stock, warrants, share purchase contracts and share purchase units may be convertible into or exercisable or exchangeable for common or preferred stock, other securities of ours, or debt or equity securities of one or more other entities. We will provide specific terms of any securities to be offered in supplements to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” carefully before you invest in the Securities.

Investment in the Securities involves certain risks. Please carefully review the information under the heading “Risk Factors” on page 5 of this prospectus, along with any risk factors described in the applicable prospectus supplement.

We may sell the Securities to or through underwriters or dealers purchasing as principals and may also sell the Securities to one or more purchasers directly or through agents. See “Plan of Distribution”. The prospectus supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by us in connection with the offering and sale of Securities, and will set forth the terms of the offering of such Securities, including the method of distribution of such Securities, the public offering price, the proceeds to us, any fees, discounts or other compensation payable to underwriters, dealers or agents, and any other material terms of the plan of distribution.

Our shares of common stock are listed and posted for trading on the New York Stock Exchange (the “NYSE”) and on the Toronto Stock Exchange (the “TSX”) under the symbol “OVV”. Each prospectus supplement will indicate if the Securities offered thereby will be listed on any securities exchange.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The date of this prospectus is March 1, 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration statement process. Under this process, we may offer from time to time any combination of the Securities described in this prospectus in one or more offerings in amounts to be determined at the time of any offering.

This prospectus only provides you with a general description of the Securities that we may offer. Each time we offer Securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the Securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus does not contain all of the information set forth in the registration statement we have filed with the SEC (the “Registration Statement”) of which this prospectus forms a part, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may refer to the Registration Statement of which this prospectus forms a part and the exhibits to the Registration Statement for further information with respect to us and the Securities.

We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the Securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless the context otherwise requires or otherwise expressly stated, all references in this prospectus and any prospectus supplement to “Ovintiv”, the “Company”, “we”, “us” and “our” refer to Ovintiv Inc. and its consolidated subsidiaries.

In this prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in United States dollars, references to “dollars”, “$” or “US$” are to United States dollars and all references to “C$” are to Canadian dollars.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Ovintiv, at www.sec.gov. Ovintiv’s SEC filings are also available on Ovintiv’s website at www.ovintiv.com. Information on, or that is accessible from, our website, even if referred to in documents incorporated by reference in this prospectus, does not constitute part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 27, 2023 (our “Annual Report on Form 10-K”); and

•

the description of our capital stock contained in Exhibit 99.1 of our Form 8-K12B, filed with the SEC on January 24, 2020, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Ovintiv Inc.

370 17th Street, Suite 1700

Denver, CO 80202

U.S.A.

(303) 623 – 2300

Attention: Corporate Secretary

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and documents incorporated herein by reference contain certain forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Exchange Act. All statements, except for statements of historical fact, that relate to the anticipated future activities, plans, strategies, objectives or expectations of the Company are forward-looking statements. When used in this prospectus, any prospectus supplement and the documents incorporated herein by reference, the use of words and phrases including “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “focused on,” “forecast,” “guidance,” “intends,” “maintain,” “may,” “opportunities,” “outlook,” “plans,” “potential,” “strategy,” “targets,” “will,” “would” and other similar terminology is intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words or phrases.

Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated herein include statements regarding:

•	expectations of plans, strategies and objectives of the Company, including anticipated development activity and investment levels;

•	the Company’s core assets, including the composition of core assets and the anticipated capital returns associated with core assets;

•	the Company’s capital allocation strategy, capital structure, anticipated sources of funding, growth in long-term shareholder value and ability to preserve balance sheet strength;

•	the benefits of the Company’s multi-basin portfolio, including operational and commodity flexibility, and the ability to repeat and deploy successful operational learnings;

•	the Company’s ability to maximize cash flow and the application of excess cash flows to reduce long-term debt;

•	anticipated oil, natural gas liquid (“NGL”) and natural gas prices; the anticipated success of, and benefits from, technology and innovation;

•	anticipated drilling and completions activity, including the number of drilling rigs and frac crews utilized;

•	anticipated proceeds and future benefits from various joint venture, partnership and other agreements;

•	estimates of the Company’s oil, NGLs and natural gas reserves and recoverable quantities;

•	the Company’s expected oil, NGLs and natural gas production and commodity mix, including growth of high margin liquids volumes;

•	the Company’s ability to access credit facilities and other sources of liquidity to meet financial obligations throughout commodity price cycles;

•

the implementation and outcomes of risk management programs, including exposure to commodity price, interest rate and foreign exchange fluctuations, the volume of oil, NGLs and natural gas production hedged, and the markets or physical sales locations hedged;

•	the impact of changes in federal, state, provincial, local and tribal laws, rules and regulations;

•	anticipated compliance with current or proposed environmental legislation, including the costs thereof;

•	adequacy of provisions for abandonment and site reclamation costs;

•	the declaration and payment of future dividends and the anticipated repurchase the Company’s outstanding common shares;

•	the adequacy of the Company’s provision for taxes and legal claims;

•	the Company’s ability to manage cost inflation and expected cost structures, including expected operating, transportation, processing and labor expenses;

•	global oil, NGL and natural gas inventories and global demand for oil, NGL and natural gas; and

•	the outlook of the oil and natural gas industry generally, including impacts from changes to the geopolitical environment.

The forward-looking statements included in this prospectus, any prospectus supplement and the documents incorporated herein involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, you should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by us. While we consider these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond our control. The risks and uncertainties that may affect the operations, performance and results of our business and forward-looking statements include, but are not limited to, the risk factors described in “Risk Factors” and those set forth in Item 1A. Risk Factors of the Annual Report on Form 10-K; and other risks and uncertainties impacting our business as described from time to time in our other periodic filings with the SEC or Canadian securities regulators.

Although we believe the expectations represented by the forward-looking statements are reasonable based on the information available to us as of the date such statements are made, forward-looking statements are only predictions and statements of our current beliefs and there can be no assurance that such expectations will prove to be correct. All forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated herein are made as of the date of this prospectus or such prospectus supplement (or in the case of a document incorporated herein by reference, the date of such document) and, except as required by law, we undertake no obligation to update publicly or revise any forward-looking statements. The forward-looking statements contained or incorporated by reference in this prospectus, any prospectus supplement and the documents incorporated herein are expressly qualified by these cautionary statements.

You should read carefully the risk factors described herein and in the documents incorporated by reference in this prospectus for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements.

RISK FACTORS

Investing in our Securities involves risk. Before you decide whether to purchase any of our Securities, in addition to the other information, documents, or reports included in or incorporated by reference into this prospectus and any accompanying prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and our other filings with the SEC, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety. For more information, see “Where You Can Find More Information.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

OVINTIV INC.

Ovintiv is a leading North American oil and natural gas exploration and production company focused on developing its multi-basin portfolio of top-tier oil and natural gas assets located in the United States and Canada. Ovintiv’s operations also include the marketing of oil, NGLs and natural gas. As of December 31, 2022, all of Ovintiv’s reserves and production are located in North America.

Our registered and principal office is located at 370 17th Street, Suite 1700, Denver, Colorado 80202, U.S.A. Our shares of common stock are listed and posted for trading on the NYSE and the TSX under the symbol “OVV”. We maintain a website at www.ovintiv.com. Information on, or that is accessible from, our website, even if referred to in documents incorporated by reference in this prospectus, does not constitute part of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of Securities for general corporate purposes, which may include, but are not limited to, capital expenditures, acquisitions, working capital and repayment, refinancing or redemption of indebtedness or other securities. The amount of net proceeds to be used for any such purpose will be described in an applicable prospectus supplement. We may invest funds that do not immediately require specific application in short-term marketable securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF DEBT SECURITIES

In this section only, “we”, “us”, “our” or “Ovintiv” refer only to Ovintiv Inc. without any of its subsidiaries or partnerships through which it operates. The following description describes certain general terms and provisions of the debt securities. We will provide the particular terms and provisions of a series of debt securities and a description of how the general terms and provisions described below may apply to that series in a supplement to this prospectus.

The debt securities will be issued under an indenture (the “Indenture”) to be entered into between us and The Bank of New York Mellon, as “Trustee.” The Indenture will be subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. The following is a summary of the Indenture which describes the material terms and provisions of the debt securities. However, it is the Indenture, and not this summary, that will govern your rights as a holder of our debt securities.

A form of the Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part, and we will file the indenture we enter into and the supplemental indentures or officer’s certificate with respect to particular series of debt securities as exhibits to current or other reports we file with securities commissions or similar authorities in Canada and the SEC. See “Where You Can Find More Information”. In addition, prospective investors should rely on information in the applicable prospectus supplement, which may provide information that is different from this prospectus. The debt securities of any series issued under the Indenture, including any series of debt securities issued pursuant to an applicable prospectus supplement, are referred to in this prospectus as the “Indenture Securities.”

We may, from time to time, issue debt instruments and incur additional indebtedness other than through the issuance of debt securities pursuant to this prospectus.

General

The Indenture will not limit the aggregate principal amount of debt securities (which may include debentures, notes and other evidence of indebtedness) that we may issue under the Indenture. It provides that debt securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or any foreign currency. The Indenture will also permit us to increase the principal amount of any series of the Indenture Securities previously issued and to issue that increased principal amount. The applicable prospectus supplement will set forth the following terms and information relating to the debt securities being offered by us:

•	the specific designation and the aggregate principal amount of the debt securities of such series;

•

the extent and manner, if any, to which payment on or in respect of our debt securities of such series will be senior or will be subordinated to the prior payment of our other liabilities and obligations;

•	the percentage or percentages of the principal amount at which our debt securities of such series will be issued;

•

the date or dates on which the principal of (and premium, if any, on) our debt securities of such series will be payable and the portion (if less than the principal amount) of the debt securities of such series to be payable upon a declaration of acceleration of maturity and/or the method by which such date or dates shall be determined or extended;

•	the rate or rates (whether fixed or variable) at which our debt securities of such series will bear interest if any, and the date or dates from which such interest will accrue;

•	the dates on which any interest will be payable and the regular record dates for the payment of interest on our debt securities of such series in registered form;

•

the place or places where the principal of (and premium, if any, and interest, if any, on) our debt securities will be payable, and each office or agency where our debt securities of such series may be presented for registration of transfer or exchange;

•

if other than U.S. dollars, the currency in which our debt securities of such series are denominated or in which currency payment of the principal of (and premium, if any, and interest, if any, on) such debt securities of such series will be payable;

•	whether our debt securities of such series will be issuable in the form of one or more global securities and, if so, the identity of the depositary for the global securities;

•	any mandatory or optional redemption or sinking fund provisions;

•

the period or periods, if any, within which, the price or prices at which, the currency in which and the terms and conditions upon which our debt securities of such series may be redeemed or purchased by us;

•

the terms and conditions, if any, upon which you may redeem our debt securities of such series prior to maturity and the price or prices at which and the currency in which our debt securities of such series are payable;

•	any index used to determine the amount of payments of principal of (and premium, if any, or interest, if any, on) our debt securities of such series;

•	the terms, if any, on which our debt securities may be converted or exchanged for other of our debt securities or debt securities of other entities;

•

any other terms of our debt securities of such series, including covenants and events of default which apply solely to a particular series of our debt securities being offered which do not apply generally to other debt securities, or any covenants or events of default generally applicable to our debt securities of such series which do not apply to a particular series of our debt securities;

•	if other than The Depository Trust Company, the person designated as the depositary for the debt securities of such series;

•	any applicable material Canadian and U.S. federal income tax consequences;

•	whether the payment of our debt securities will be guaranteed by any other person; and

•	if other than denominations of US$2,000 and any integral multiple of US$1,000 in excess thereof, the denominations in which any securities of the series shall be issuable.

Unless otherwise indicated in the applicable prospectus supplement, the Indenture will not afford holders of our debt securities the right to tender such debt securities to us in the event that we have a change in control.

Our debt securities may be issued under the Indenture bearing no interest or at a discount below their stated principal amount. The U.S. federal income tax consequences and other special considerations applicable to any such discounted debt securities or other debt securities offered and sold at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the prospectus supplement relating to the debt securities.

Ranking

Unless otherwise indicated in an applicable prospectus supplement, the debt securities issued under the Indenture will be unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. We conduct a substantial portion of our business through corporate and partnership subsidiaries. The debt securities will be structurally subordinated to all existing and future indebtedness and liabilities, including trade payables, of any of our corporate or partnership subsidiaries.

Debt Securities in Global Form

The Depositary, Book-Entry and Settlement

A series of our debt securities may be issued in whole or in part in global form as a “global security” and will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the prospectus supplement relating to that series. Unless and until exchanged, in whole or in part, for our debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a particular series of our debt securities to be represented by a global security will be described in a prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of our debt securities represented by the global security to the accounts of such persons, designated as “participants”, having accounts with such depositary or its nominee. Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of our debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary therefor or its nominee (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants).

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have a series of our debt securities represented by the global security registered in their names and will not receive or be entitled to receive physical delivery of such series of our debt securities in definitive form.

Payments of Principal, Premium, if any, and Interest

Any payments of principal, premium, if any, and interest on global securities registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. None of us, the Trustee or any paying agent for our debt securities represented by the global securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a global security or its nominee, upon receipt of any payment of principal, premium, if any, or interest, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

Discontinuance of Depositary’s Services

If a depositary for a global security representing a particular series of our debt securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue such series of our debt securities in definitive form in exchange for a global security representing such series of our debt securities. In addition, we may at any time and in our sole discretion determine not to have a series of our debt securities represented by a global security and, in such event, will issue a series of our debt securities in definitive form in exchange for the global security representing such series of debt securities.

Debt Securities in Definitive Form

A series of our debt securities may be issued solely as registered securities in denominations of US$2,000 and any integral multiple of US$1,000 in excess thereof or in such other denominations as may be set out in a prospectus supplement relating to any particular series.

An applicable prospectus supplement will indicate the places to register a transfer of our debt securities in definitive form. Except for certain restrictions set forth in the Indenture, no service charge will be made for any registration of transfer or exchange of such debt securities, but we may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

We shall not be required to:

•

issue, register the transfer of or exchange any series of our debt securities during a period beginning at the opening of business 15 days before the day of selection for redemption of debt securities of that series and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any security, or portion thereof, called for redemption, except the unredeemed portion of any security being redeemed in part.

Unless otherwise indicated in the applicable prospectus supplement, payment of any interest will be made to the persons in whose name our debt securities are registered at the close of business on the day or days specified by us.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. The Indenture will contain the full definition of all such terms. See “Where You Can Find More Information”.

“Consolidated Net Tangible Assets” means the total amount of assets of any person on a consolidated basis (less applicable reserves and other properly deductible items) after deducting therefrom:

•

all current liabilities (excluding any indebtedness classified as a current liability and any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed);

•	all goodwill, trade names, trademarks, patents and other like intangibles; and

•	appropriate adjustments on account of minority interests of other persons holding shares of the Subsidiaries of such person,

in each case, as shown on the most recent annual audited or quarterly unaudited consolidated balance sheet of such person computed in accordance with GAAP.

“Current Assets” means assets which in the ordinary course of business are expected to be realized in cash or sold or consumed within 12 months.

“Facilities” means any drilling equipment, production equipment and platforms or mining equipment; pipelines, pumping stations and other pipeline facilities; terminals, warehouses and storage facilities; bulk plants;

production, separation, dehydration, extraction, treating and processing facilities; gasification or natural gas liquefying facilities, flares, stacks and burning towers; natural gas distribution facilities, including equipment for delivery to end users; floatation mills, crushers and ore handling facilities; tank cars, tankers, barges, ships, trucks, automobiles, airplanes and other marine, automotive, aeronautical and other similar moveable facilities or equipment; computer systems and associated programs or office equipment; roads, airports, docks (including drydocks); reservoirs and waste disposal facilities; sewers; generating plants (including power plants) and electric lines; telephone and telegraph lines, radio and other communications facilities; townsites, housing facilities, recreation halls, stores and other related facilities; and similar facilities and equipment of or associated with any of the foregoing.

“Financial Instrument Obligations” means obligations arising under:

•

interest rate swap agreements, forward rate agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a person relating to interest rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon interest rates in effect from time to time or fluctuations in interest rates occurring from time to time;

•

currency swap agreements, cross-currency agreements, forward agreements, floor, cap or collar agreements, futures or options, insurance or other similar agreements or arrangements, or any combination thereof, entered into by a person relating to currency exchange rates or pursuant to which the price, value or amount payable thereunder is dependent or based upon currency exchange rates in effect from time to time or fluctuations in currency exchange rates occurring from time to time; and

•

commodity swap or hedging agreements, floor, cap or collar agreements, commodity futures or options or other similar agreements or arrangements, or any combination thereof, entered into by a person relating to one or more commodities or pursuant to which the price, value or amount payable thereunder is dependent or based upon the price of one or more commodities in effect from time to time or fluctuations in the price of one or more commodities occurring from time to time.

“GAAP” means generally accepted accounting principles in the United States which are in effect from time to time.

“Lien” means, with respect to any properties or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such properties or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Non-Recourse Debt” means indebtedness to finance the creation, development, construction or acquisition of properties or assets and any increases in or extensions, renewals or refinancings of such indebtedness, provided that the recourse of the lender thereof (including any agent, trustee, receiver or other person acting on behalf of such lender) in respect of such indebtedness is limited in all circumstances to the properties or assets created, developed, constructed or acquired in respect of which such indebtedness has been incurred and to the receivables, inventory, equipment, chattels payable, contracts, intangibles and other assets, rights or collateral connected with the properties or assets created, developed, constructed or acquired and to which such lender has recourse.

“Permitted Liens” of any person at any particular time means:

•	Liens existing as of the date of the Indenture, or arising thereafter pursuant to contractual commitments entered into prior to such date;

•

Liens on Current Assets given in the ordinary course of business to any financial institution or others to secure any indebtedness payable on demand or maturing (including any right of extension or renewal) within 12 months from the date such indebtedness is incurred;

•	Liens in connection with indebtedness, which, by its terms, is Non-Recourse Debt to us or any of our Subsidiaries;

•	Liens existing on property or assets at the time of acquisition (including by way of lease) by such person, provided that such Liens were not incurred in anticipation of such acquisition;

•

Liens or obligations to incur Liens (including under indentures, trust deeds and similar instruments) on property or assets of another person existing at the time such other person becomes a Subsidiary of such person, or is liquidated or merged into, or amalgamated or consolidated with, such person or Subsidiary of such person or at the time of the sale, lease or other disposition to such person or Subsidiary of such person of all or substantially all of the properties and assets of such other person, provided that such Liens were not incurred in anticipation of such other person becoming a Subsidiary of such person;

•	Liens upon property or assets of whatsoever nature other than Restricted Property;

•

Liens upon property, assets or facilities used in connection with, or necessarily incidental to, the purchase, sale, storage, transportation or distribution of oil or gas, or the products derived from oil or gas;

•

Liens arising under partnership agreements, oil and natural gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, master limited partnership agreements, farm-out agreements, division orders, contracts for the sale, purchase, exchange, storage, transportation, distribution, gathering or processing of Restricted Property, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts (including security in respect of take or pay or similar obligations thereunder), area of mutual interest agreements, natural gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, which in each of the foregoing cases is customary in the oil and natural gas business, and other agreements which are customary in the oil and natural gas business, provided in all instances that such Lien is limited to the property or assets that are the subject of the relevant agreement;

•

Liens on assets or property securing (i) all or any portion of the cost of acquisition (directly or indirectly), surveying, exploration, drilling, development, extraction, operation, production, construction, alteration, repair or improvement of all or any part of such assets or property, the plugging and abandonment of wells and the decommissioning or removal of structures or facilities located thereon, and the reclamation and clean-up of such properties, facilities and interests and surrounding lands whether or not owned by us or our Restricted Subsidiaries, (ii) all or any portion of the cost of acquiring (directly or indirectly), developing, constructing, altering, improving, operating or repairing any assets or property (or improvements on such assets or property) used or to be used in connection with such assets or property, whether or not located (or located from time to time) at or on such assets or property, (iii) indebtedness incurred by us or any of our Subsidiaries to provide funds for the activities set forth in clauses (i) and (ii) above, provided such indebtedness is incurred prior to, during or within two years after the completion of acquisition, construction or such other activities referred to in clauses (i) and (ii) above, and (iv) indebtedness incurred by us or any of our Subsidiaries to refinance indebtedness incurred for the purposes set forth in clauses (i) and (ii) above. Without limiting the generality of the foregoing, costs incurred after the date hereof with respect to clauses (i) or (ii) above shall include costs incurred for all facilities relating to such assets or property, or to projects, ventures or other arrangements of which such assets or property form a part or which relate to such assets or property, which facilities shall include, without limitation, Facilities, whether or not in whole or in part located (or from time to time located) at or on such assets or property;

•	Liens granted in the ordinary course of business in connection with Financial Instrument Obligations;

•	Purchase Money Mortgages;

•	Liens in favor of us or any of our Subsidiaries to secure indebtedness owed to us or any of our Subsidiaries; and

•

any extension, renewal, alteration, refinancing, replacement, exchange or refunding (or successive extensions, renewals, alterations, refinancings, replacements, exchanges or refundings) of all or part of any Lien referred to in the foregoing clauses; provided, however, that (i) such new Lien shall be limited to all or part of the property or assets which was secured by the prior Lien plus improvements on such property or assets and (ii) the indebtedness, if any, secured by the new Lien is not increased from the amount of the indebtedness secured by the prior Lien then existing at the time of such extension, renewal, alteration, refinancing, replacement, exchange or refunding, plus an amount necessary to pay fees and expenses, including premiums, related to such extensions, renewals, alterations, refinancings, replacements, exchanges or refundings.

“Purchase Money Mortgage” of any person means any Lien created upon any property or assets of such person to secure or securing the whole or any part of the purchase price of such property or assets or the whole or any part of the cost of constructing or installing fixed improvements thereon or to secure or securing the repayment of money borrowed to pay the whole or any part of such purchase price (including any lease payments) or cost of any vendor’s privilege or Lien on such property or assets securing all or any part of such purchase price or cost including title retention agreements and leases; provided that (i) the principal amount of money borrowed which is secured by such Lien does not exceed 100% of such purchase price or cost and any fees incurred in connection therewith, and (ii) such Lien does not extend to or cover any other property other than such item of property and any improvements on such item.

“Restricted Property” means any oil, gas or mineral property of a primary nature located in the United States or Canada, and any facilities located in the United States or Canada directly related to the mining, processing or manufacture of hydrocarbons or minerals, or any of the constituents thereof, or the derivatives therefrom, and includes Voting Shares or other interests of a corporation or other person which owns such property or facilities, but does not include (i) any property or facilities used in connection with or necessarily incidental to the purchase, sale, storage, transportation or distribution of Restricted Property, (ii) any property which, in the opinion of our Board of Directors (the “Board of Directors”), is not materially important to the total business conducted by us and our Subsidiaries as an entirety or (iii) any portion of a particular property which, in the opinion of our Board of Directors, is not materially important to the use or operation of such property.

“Restricted Subsidiary” means any Subsidiary of ours which owns Restricted Property which assets represent not less than the greater of (i) 5% of our Consolidated Net Tangible Assets and (ii) $100,000,000 (or the equivalent thereof in any other currency), excluding however any Subsidiary if the amount of our share of the Shareholders’ Equity therein does not at the time exceed 2% of our Shareholders’ Equity.

“Shareholders’ Equity” means the aggregate amount of shareholders’ equity (including but not limited to share capital, contributed surplus and retained earnings) of a person as shown on the most recent annual audited or unaudited interim consolidated balance sheet of such person and computed in accordance with GAAP.

“Subsidiary” of any person means, on any date, any corporation or other person of which Voting Shares or other interests carrying more than 50% of the voting rights attached to all outstanding Voting Shares or other interests are owned, directly or indirectly, by or for such person or one or more Subsidiaries thereof.

“Voting Shares” means shares of any class of any corporation carrying voting rights under all circumstances, provided that, for the purposes of this definition, shares which only carry the right to vote conditionally on the happening of any event shall not be considered Voting Shares, nor shall any shares be deemed to cease to be Voting Shares solely by reason of a right to vote accruing to shares of another class or classes by reason of the happening of such an event, or solely because the right to vote may not be exercisable under the charter of the corporation.

Covenants

Limitation on Liens

The Indenture will provide that so long as any Indenture Securities are outstanding and subject to the provisions of the Indenture, we will not, and will not permit any of our Restricted Subsidiaries to, create, incur, assume or otherwise have outstanding any Lien securing any indebtedness for borrowed money or interest thereon (or any liability of ours or such Restricted Subsidiaries under any guarantee or endorsement or other instrument under which we or such Restricted Subsidiaries are contingently liable, either directly or indirectly, for borrowed money or interest thereon), other than Permitted Liens, without also simultaneously or prior thereto securing, or causing such Restricted Subsidiaries to secure, indebtedness under the Indenture so that the Indenture Securities are secured equally and ratably with or prior to such other indebtedness, except that we and our Restricted Subsidiaries may incur a Lien to secure indebtedness for borrowed money without securing the Indenture Securities if, after giving effect thereto, the principal amount of indebtedness for borrowed money secured by Liens created, incurred or assumed after the date of the Indenture and otherwise prohibited by the Indenture does not exceed 10% of our Consolidated Net Tangible Assets.

Notwithstanding the foregoing, transactions such as the sale (including any forward sale) or other transfer of (i) oil, gas, minerals or other resources of a primary nature, whether in place or when produced, for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money or a specified rate of return (however determined), or a specified amount of such oil, gas, minerals, or other resources of a primary nature, or (ii) any other interest in property of the character commonly referred to as a “production payment”, will not constitute a Lien and will not result in us or a Restricted Subsidiary of ours being required to secure the Indenture Securities.

Consolidation, Amalgamation, Merger and Sale of Assets

We shall not consolidate or amalgamate with or merge into or enter into any statutory arrangement with any other corporation, partnership or trust or convey, transfer or lease all or substantially all our properties and assets to any person, unless:

•

the entity formed by or continuing from such consolidation or amalgamation or into which we are merged or with which we enter into such statutory arrangement or the person which acquires or leases all or substantially all of our properties and assets is a corporation, partnership or trust organized and validly existing under the laws of the United States, any state thereof or the District of Columbia or the laws of Canada or any province or territory thereof, or, if such consolidation, amalgamation, merger, statutory arrangement or other transaction would not impair the rights of the holders of the Indenture Securities, in any other country;

•	the successor entity expressly assumes or assumes by operation of law all of our obligations under the Indenture Securities and under the Indenture;

•

immediately before and after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

•	certain other conditions are met.

In addition, notwithstanding anything in the Indenture, we may consolidate or amalgamate with or merge into or enter into a statutory arrangement with any direct or indirect wholly-owned Subsidiary and may convey, transfer or lease all or substantially all of our properties and assets to any direct or indirect wholly-owned Subsidiary without complying with the above provisions in a transaction or series of transactions in which we retain all of our obligations under and in respect of all outstanding Indenture Securities (hereinafter a “Permitted

Reorganization”) provided that on or prior to the date of the Permitted Reorganization we deliver to the Trustee an officer’s certificate confirming that, as of the date of the Permitted Reorganization:

•

substantially all of our unsubordinated and unsecured indebtedness for borrowed money which ranked pari passu with the then outstanding Indenture Securities immediately prior to the Permitted Reorganization will rank no better than pari passu with the then outstanding Indenture Securities after the Permitted Reorganization; for certainty, there is no requirement for any such other indebtedness to obtain or maintain similar ranking to the then outstanding Indenture Securities and such other indebtedness may be structurally subordinated or otherwise subordinated to the then outstanding Indenture Securities; or

•

at least two of our then current rating agencies (or if only one rating agency maintains ratings in respect of the Indenture Securities at such time, that one rating agency) have affirmed that the rating assigned by them to the Indenture Securities shall not be downgraded as a result of the Permitted Reorganization.

If, as a result of any such transactions referred to above, any of our or our Restricted Subsidiaries’ Restricted Properties become subject to a Lien, then, unless such Lien could be created pursuant to the Indenture provisions described under the “Limitation on Liens” covenant above without equally and ratably securing the Indenture Securities, we, simultaneously with or prior to such transaction, will secure, or cause the applicable Restricted Subsidiary to secure, the Indenture Securities to be secured equally and ratably with or prior to the indebtedness secured by such Lien.

Provision of Financial Information

We will furnish to the Trustee, within 30 days after we file them with or furnish them to the SEC, copies, which may be in electronic format, of our annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with or furnish to the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Notwithstanding that we may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, we will continue to provide the Trustee:

•	within 140 days after the end of each fiscal year, the information required to be contained in an annual report on Form 10-K; and

•	within 65 days after the end of each of the first three fiscal quarters of each fiscal year, the information required to be contained in reports on Form 10-Q (or any successor form).

Events of Default

The following are summaries of events of default under the Indenture with respect to any series of the Indenture Securities:

•	default in the payment of any interest on any Indenture Security of that series when such interest becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of (or premium, if any, on), any Indenture Security of that series when it becomes due and payable;

•

default in the performance, or breach, of any of our covenants or warranties in the Indenture in respect of the Indenture Securities of that series (other than a covenant or warranty a default in the performance of which or the breach of which is specifically dealt with elsewhere in the Indenture), and continuance of such default or breach for a period of 60 days after receipt by us of written notice to us, specifying such default or breach, by the Trustee or by the holders of at least 25% in principal amount of all outstanding Indenture Securities of any series affected thereby;

•

if an event of default (as defined in any indenture or instrument under which we or one of our Restricted Subsidiaries has at the time of the Indenture or shall thereafter have outstanding any indebtedness for borrowed money) shall happen and be continuing, or we or any of our Restricted Subsidiaries shall have failed to pay principal amounts with respect to such indebtedness at maturity and such event of default or failure to pay shall result in such indebtedness being declared due and payable or otherwise being accelerated, in either event so that an amount in excess of the greater of US$200,000,000 and 2% of our Shareholders’ Equity shall be or become due and payable upon such declaration or otherwise accelerated prior to the date on which the same would otherwise have become due and payable (the “accelerated indebtedness”), and such acceleration shall not be rescinded or annulled, or such event of default or failure to pay under such indenture or instrument shall not be remedied or cured, whether by payment or otherwise, or waived by the holders of such accelerated indebtedness, then (i) if the accelerated indebtedness shall be as a result of an event of default which is not related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, it shall not be considered an event of default for purposes of the Indenture until 30 days after such indebtedness has been accelerated, or (ii) if the accelerated indebtedness shall occur as a result of such failure to pay principal or interest or as a result of an event of default which is related to the failure to pay principal or interest on the terms, at the times, and on the conditions set out in any such indenture or instrument, then (A) if such accelerated indebtedness is, by its terms, Non-Recourse Debt to us or our Restricted Subsidiaries, it shall not be considered an event of default for purposes of the Indenture; or (B) if such accelerated indebtedness is recourse to us or our Restricted Subsidiaries, any requirement in connection with such failure to pay or event of default for the giving of notice or the lapse of time or the happening of any further condition, event or act under such other indenture or instrument in connection with such failure to pay principal or an event of default shall be applicable together with an additional seven days before being considered an event of default for purposes of the Indenture;

•

the entry of a decree or order by a court having jurisdiction in the premises adjudging us as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of us under Title 11 of the United States Code, as amended, or any other applicable insolvency law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of us or of any substantial part of our property, or ordering the winding up or liquidation of our affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days;

•

the institution by us of proceedings to be adjudicated as bankrupt or insolvent, or the consent by us to the institution of bankruptcy or insolvency proceedings against us, or the filing by us of a petition or answer or consent seeking reorganization or relief under Title 11 of the United States Code, as amended, or any other applicable insolvency law, or the consent by us to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of us or of any substantial part of our property, or the making by us of an assignment for the benefit of creditors, or the admission by us in writing of our inability to pay our debts generally as they become due; or

•	any other events of default provided with respect to Indenture Securities of that series.

If an event of default under the Indenture occurs and is continuing with respect to any series of the Indenture Securities, then and in every such case the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Indenture Securities of such affected series may, subject to any subordination provisions thereof, declare the entire principal amount (or, if the Indenture Securities of that series are original issue discount debt securities, such portion of the principal amount as may be specified in the terms of that series)

of all Indenture Securities of such series and all accrued and unpaid interest thereon to be immediately due and payable. However, at any time after a declaration of acceleration with respect to any series of the Indenture Securities has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding Indenture Securities of that series, by written notice to us and the Trustee under certain circumstances, may rescind and annul such acceleration.

Reference is made to the applicable prospectus supplement or supplements relating to each series of the Indenture Securities which are original issue discount debt securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such original issue discount securities upon the occurrence of any event of default and the continuation thereof.

Subject to certain limitations set forth in the Indenture, the holders of a majority in principal amount of the outstanding Indenture Securities of all series affected by an event of default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Indenture Securities of all series affected by such event of default.

No holder of an Indenture Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy thereunder, unless:

•	such holder has previously given to the Trustee written notice of a continuing event of default with respect to the Indenture Securities of such series affected by such event of default;

•

the holders of at least 25% in aggregate principal amount of the outstanding Indenture Securities of such series affected by such event of default have made written request, and such holder or holders have offered to the Trustee indemnity satisfactory to the Trustee to institute such proceeding as Trustee; and

•

the Trustee has failed to institute such proceeding, and has not received from the holders of a majority or more in aggregate principal amount of the outstanding Indenture Securities of such series affected by such event of default a direction inconsistent with such request, within 60 days after such notice, request and offer.

However, such above-mentioned limitations do not apply to a suit instituted by the holder of an Indenture Security for the enforcement of payment of the principal of or any premium or interest on such Indenture Security on or after the applicable due date specified in such Indenture Security.

We will annually furnish to the Trustee a statement by certain of our officers as to whether or not we, to the best of their knowledge, are in compliance with all conditions and covenants of the Indenture and, if not, specifying all such known defaults.

Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, the Indenture will provide that, at our option, we will be discharged from any and all obligations in respect of the outstanding Indenture Securities of any series upon irrevocable deposit with the Trustee, in trust, of money and/or government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent chartered accountants (as evidenced by an officer’s certificate delivered to the Trustee) to pay the principal of (and premium, if any, and each instalment of interest, if any, on) the outstanding Indenture Securities of such series (hereinafter referred to as a “defeasance”) (except with respect to the authentication, transfer, exchange or replacement of the Indenture Securities or the maintenance of a place of payment and certain other obligations set forth in the Indenture). Such trust may only be established if among other things:

•

we have delivered to the Trustee an opinion of counsel in the United States stating that (i) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of execution of the Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that the holders of the outstanding Indenture Securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

•

no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing on the date of such deposit; and

•	we are not “insolvent” within the meaning of Title 11 of the United States Code, as amended, on the date of such deposit or at any time during the period ending on the 91st day following such deposit.

We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option described in the following paragraph if we meet the conditions described in the preceding sentence at the time we exercise the defeasance option.

The Indenture will provide that, at our option, upon our exercise of the defeasance option described in the preceding paragraph, we may omit to comply with the “Limitation on Liens” covenant, certain aspects of the “Consolidation, Amalgamation, Merger and Sale of Assets” covenant and certain other covenants and such omission shall not be deemed to be an event of default under the Indenture and the outstanding Indenture Securities upon irrevocable deposit with the Trustee, in trust, of money and/or government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent chartered accountants (as evidenced by an officer’s certificate delivered to the Trustee) to pay the principal of (and premium, if any, and each installment of interest, if any, on) the outstanding Indenture Securities (hereinafter referred to as “covenant defeasance”). If we exercise our covenant defeasance option, the obligations under the Indenture other than with respect to such covenants and the events of default other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things:

•

we have delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding Indenture Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•

no event of default or event that, with the passing of time or the giving of notice, or both, shall constitute an event of default shall have occurred and be continuing on the date of such deposit; and

•	we are not “insolvent” within the meaning of Title 11 of the United States Code, as amended, on the date of such deposit or at any time during the period ending on the 91st day following such deposit.

Modification and Waiver

Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Indenture Securities of each series issued under the Indenture affected by such modification or amendment (voting as one class); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Indenture Security of such affected series:

•	change the stated maturity of the principal of (or premium, if any), or any installment of interest, if any, on any Indenture Security;

•	reduce the principal amount of (or premium, if any, or interest, if any, on) any Indenture Security;

•	reduce the amount of principal of an Indenture Security payable upon acceleration of the maturity thereof;

•	change the place of payment;

•	change the currency of payment of principal of (or premium, if any, or interest, if any, on) any Indenture Security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any Indenture Security;

•

reduce the percentage of principal amount of outstanding Indenture Securities of such series, the consent of the holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

•	modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants except as otherwise specified in the Indenture.

The holders of a majority in principal amount of the outstanding Indenture Securities of any series may on behalf of the holders of all Indenture Securities of that series waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the Indenture. The holders of a majority in principal amount of outstanding Indenture Securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any, and interest, if any, on) any Indenture Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Indenture Security of that series.

The Indenture or the Indenture Securities may be amended or supplemented, without the consent of any holder of such Indenture Securities, in order to, among other things, cure any ambiguity or inconsistency or to make any change, in any case, that does not have a materially adverse effect on the rights of any holder of such Indenture Securities.

Consent to Jurisdiction and Service

Under the Indenture, we will irrevocably appoint CT Corporation System, 111 – 8th Avenue, New York, New York, 10011 as our authorized agent for service of process in any suit or proceeding arising out of or relating to our debt securities or the Indenture and for actions brought under federal or state securities laws in any federal or state court located in New York, New York and irrevocably submit to the non-exclusive jurisdiction of any such court.

Governing Law

Our debt securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Judgments

Since many of our assets, as well as many of the assets of some of our officers and directors, are outside the United States, any judgment obtained in the United States against us or certain of our officers or directors, including judgments with respect to the payment of principal on any debt securities, may not be collectible within the United States.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following is a summary of the material terms of the capital stock of Ovintiv. The summary in this prospectus is not complete. You should read the complete text of Ovintiv’s certificate of incorporation (the Certificate of Incorporation) and amended and restated bylaws (the “Bylaws”) as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The Certificate of Incorporation authorizes 750,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Stock Exchange Listings

The shares of common stock of Ovintiv are listed on the NYSE and the TSX under the symbol “OVV”.

Voting Rights

Each holder of shares of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors of Ovintiv, subject to the rights, if any, of holders any series of preferred stock to elect additional directors under specific circumstances.

Dividends

Subject to preferences that may be applicable to any then outstanding shares of any series of preferred stock, holders of shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. Declaration and payment of any dividend will be subject to the discretion of the Board of Directors and may be paid in cash, in property or in shares of common stock.

Liquidation

In the event of Ovintiv’s liquidation, dissolution or winding up, holders of shares of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of Ovintiv’s debts and other liabilities and the satisfaction of any liquidation preference or other similar rights granted to the holders of any then outstanding shares of any series of preferred stock.

Rights and Preferences

Holders of shares of common stock have no pre-emptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to shares of common stock. The rights, preferences and privileges of the holders of shares of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that Ovintiv may designate in the future.

Fully Paid and Non-Assessable

All outstanding shares of common stock are fully paid and non-assessable and any additional common stock that Ovintiv may issue will, when issued, be fully paid and non-assessable.

Uncertificated Shares

Holders of shares of common stock of Ovintiv do not have the right to require Ovintiv to issue certificates for their shares.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of common stock is American Stock Transfer & Trust Company, LLC (“AST”). AST’s address is 6201 15th Avenue, Brooklyn, New York, 11219. AST, at its Canadian office, at AST Trust Company (Canada), P.O. Box 700, Station B, Montreal, QC H3B 3K3, acts as co-transfer agent.

Preferred Stock

The Certificate of Incorporation authorizes the Board of Directors from time to time to issue shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such series, without vote or action by the Ovintiv stockholders.

As of December 31, 2022, no shares of preferred stock were outstanding. If we offer shares of preferred stock pursuant to this prospectus, the specific terms of the preferred stock will be described in the applicable prospectus supplement.

Annual Stockholder Meetings

The Bylaws provide that annual stockholder meetings will be held at a date, place (if any) and time, as exclusively selected by the Board of Directors. To the extent permitted under applicable law, Ovintiv may, but is not obligated to, conduct annual stockholder meetings by remote communications, including by webcast.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws and Delaware Law

Some provisions of Delaware law and the Certificate of Incorporation and Bylaws could make the following transactions difficult: acquisition of Ovintiv by means of a tender offer, merger or otherwise, or removal of incumbent officers and directors of Ovintiv by means of a proxy contest or otherwise. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of Ovintiv, including transactions that might result in a premium over the market price for shares of common stock.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover proposals. These provisions are also designed to encourage persons seeking to acquire control of Ovintiv to first negotiate with the Board of Directors. Ovintiv believes that the benefits of Ovintiv’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Ovintiv outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock will make it possible for the Board of Directors to issue shares of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Ovintiv. Such provision may have the effect of deterring hostile takeovers or delaying changes in control or management of Ovintiv.

Special Stockholder Meetings

The Bylaws provide that a special meeting of stockholders may be called only by the Board of Directors or by one or more stockholders of record holding at least 20% of the voting power of all outstanding shares of common stock. This may limit the ability of Ovintiv stockholders to take action between annual meetings without the prior approval of the Board of Directors.

Restriction on Stockholder Action by Written Consent

The Certificate of Incorporation does not permit stockholders to take action by written consent. This restriction forces stockholder action to be taken at annual and special meetings of Ovintiv stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or take action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals and Proxy Access

The Bylaws establish advance notice procedures with respect to stockholder proposals, the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors and the inclusion of any such nominees in the proxy materials of Ovintiv.

Composition of the Board of Directors; Election and Removal of Directors

The Board of Directors consists of one or more members, the number thereof to be determined from time to time by the Board of Directors. The directors of Ovintiv are elected until the expiration of the term for which they are elected and until their respective successors are duly elected and qualified. At each annual meeting of Ovintiv, directors will be elected to one-year terms that expire at the next annual meeting of stockholders.

Subject to the rights, if any, of holders of any series of preferred stock with respect to removal without cause of directors elected by such holders, the directors of Ovintiv may be removed with or without cause at any time by the holders of a majority of the voting power of Ovintiv’s then-outstanding common stock.

Directors on the Board of Directors will be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, except if, as of the date that is 14 days before Ovintiv files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC, the number of director nominees exceeds the number of directors to be elected, in which case directors on the Board of Directors will be elected by the vote of a plurality of the shares represented in person or by proxy at the meeting and entitled to vote on the election of directors. Unless plurality voting shall have applied to the election, any director who receives a greater number of “against” votes than votes “for” election shall offer to tender his or her resignation to the Board of Directors. In that event, the Nominating and Corporate Governance Committee of the Board of Directors will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on such recommendation within 90 days following certification of the election results.

Exclusive Forum

The Certificate of Incorporation provides that, unless Ovintiv consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the Court of Chancery of the State of Delaware will be the exclusive forum (or if the Court of Chancery of the State of Delaware lacks jurisdiction, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware) for: (a) any derivative action or proceeding brought on behalf of Ovintiv; (b) any action asserting a breach of fiduciary duty owed by any current or former director, officer or stockholder of Ovintiv to Ovintiv or Ovintiv’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”); or (d) any action asserting a claim governed by the internal affairs doctrine. The exclusive forum provision does not purport to apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any rules or regulations promulgated thereunder, or any other claim for which the United States federal courts have exclusive jurisdiction.

Such provision may limit the ability of an Ovintiv stockholder to bring a claim in a judicial forum that it finds favorable for disputes with directors, officers or other matters pertaining to Ovintiv’s internal affairs, and may discourage lawsuits with respect to such claims.

Business Combinations Involving Interested Stockholders

In general, Section 203 of the DGCL (“Section 203”) prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” is defined to include a merger, consolidation, a sale of assets and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that owns (or is an affiliate or associate of the corporation and within the prior three years did own) 15% or more of a corporation’s voting stock, and the affiliates and associates of any such person.

These restrictions do not apply if, among other things, the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. The Certificate of Incorporation opts out of Section 203.

Limitations of Liability and Indemnification Matters

The Certificate of Incorporation contains provisions that limit the liability of the directors of Ovintiv for monetary damages to the fullest extent permitted by Delaware law. Consequently, Ovintiv directors will not be personally liable to Ovintiv or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to Ovintiv or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	willful or negligent declaration and payment of unlawful dividends, or unlawful share purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation provides that Ovintiv is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Certificate of Incorporation also obligates Ovintiv to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. In addition, Ovintiv has entered into agreements with Ovintiv directors and officers to indemnify such directors and officers. With specified exceptions, these agreements provide for indemnification against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by any of these individuals in any action, suit or proceeding, to the fullest extent permitted by applicable law. In addition, Ovintiv maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Certificate of Incorporation may discourage stockholders from bringing a lawsuit against Ovintiv directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against Ovintiv directors and officers, even though an action, if successful, might benefit Ovintiv and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that Ovintiv pays the costs of settlement or damages.

DESCRIPTION OF WARRANTS

Ovintiv may issue warrants to purchase any combination of its debt securities, shares of common stock, shares of preferred stock or other securities. Ovintiv may issue warrants independently or together with other Securities. Warrants sold with other Securities may be attached to or separate from the other Securities. The warrants either will be issued under a warrant indenture or agreement that will be entered into by Ovintiv and a trustee or warrant agent at the time of issuance of the warrants or will be represented by warrant certificates issued by Ovintiv.

Holders of warrants are not stockholders of Ovintiv. The particular terms and provisions of warrants offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such warrants. This description will include, where applicable: (i) the title or designation of the warrants; (ii) the number of warrants offered; (iii) the number of shares of common stock and/or other securities of Ovintiv purchasable upon exercise of the warrants and the procedures for exercise; (iv) the exercise price of the warrants; (v) the dates or periods during which the warrants are exercisable and when they expire; (vi) the designation and terms of any other securities with which the warrants will be offered, if any, and the number of warrants that will be offered with each such security; (vii) the material income tax consequences of owning, holding and disposing of the warrants; and (viii) any other material terms and conditions of the warrants including, without limitation, transferability and adjustment terms and whether the warrants will be listed on a stock exchange.

DESCRIPTION OF UNITS

Ovintiv may issue units comprised of one or more of the other Securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each Security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included Security. The unit agreement under which a unit is issued may provide that the Securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of units offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such units. This description will include, where applicable: (i) the designation and terms of the units and of the Securities comprising the units, including whether and under what circumstances those Securities may be held or transferred separately; (ii) any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the Securities comprising the units; (iii) whether the units will be issued in fully registered or global form; and (iv) any other material terms and conditions of the units.

DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

Ovintiv may issue share purchase contracts, representing contracts obligating holders to purchase from or sell to us, and obligating us to purchase from or sell to the holders, a specified number of shares of common stock or shares of preferred stock, as applicable, at a future date or dates, and including by way of instalment. The price per share of common stock or share of preferred stock and the number of shares of common stock or shares of preferred stock, as applicable, may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula or method set forth in the share purchase contracts. Share purchase contracts will require the purchase price to be paid either at the time share purchase contracts are issued or at a specified future date. We may issue share purchase contracts in accordance with applicable laws and in such amounts and in as many distinct series as we may determine. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The share purchase contracts may be issued separately or as part of units, which are referred to in this prospectus as “share purchase units”, consisting of a share purchase contract and other securities or obligations issued by Ovintiv or third parties, including United States treasury securities, securing the holders’ obligations to purchase the shares of common stock or shares of preferred stock under the share purchase contracts.

Holders of share purchase contracts or share purchase units are not stockholders of Ovintiv. The particular terms and provisions of share purchase contracts or share purchase units offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the prospectus supplement filed in respect of such share purchase contracts or share purchase units. This description will include, where applicable: (i) whether the holder is obligated to purchase or sell, or both purchase and sell, shares of common stock or shares of preferred stock, as applicable, and the nature and amount of each of those securities, or the method of determining those amounts; (ii) whether the share purchase contracts or share purchase units are to be prepaid or not or paid in instalments; (iii) any conditions upon which the purchase or sale will be contingent and the consequences if such conditions are not satisfied; (iv) whether settlement will be by delivery, or by reference or linkage to the value or performance of shares of common stock or shares of preferred stock; (v) any acceleration, cancellation, termination or other provisions relating to the settlement; (vi) the date or dates on which the sale or purchase must be made, if any; (vii) whether the share purchase contracts or share purchase units will be issued in fully registered or global form; (viii) the material income tax consequences of owning, holding and disposing of share purchase contracts or share purchase units; and (ix) any other material terms and conditions including, without limitation, transferability and adjustment terms and whether the share purchase contracts or share purchase units will be listed on a stock exchange.

PLAN OF DISTRIBUTION

We may offer and sell Securities to or through underwriters or dealers and also may sell Securities directly to purchasers or through agents. The Securities may be offered and sold in the United States and elsewhere where permitted by law.

The distribution of Securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale; or

•	at prices related to such prevailing market prices to be negotiated with purchasers.

If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution and which may include sales of our shares of common stock in transactions that are deemed to be “at-the-market” distributions, including sales made directly on the NYSE and the TSX or other existing trading markets for our shares of common stock, and as may be set forth in an accompanying prospectus supplement. If Securities are offered on a non-fixed price basis, the underwriters’, dealers’ or agents’ compensation will be increased or decreased by the amount by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid to us by the underwriters, dealers or agents.

Subject to any applicable securities legislation, and other than in relation to an “at-the-market” distribution, in connection with any offering of Securities, the underwriters, dealers or agents may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level above that which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time.

In connection with the sale of Securities, underwriters may receive compensation from us or from purchasers of Securities for whom they may act as agents in the form of concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any commissions received by them from us and any profit on the resale of Securities by them may be deemed to be underwriting commissions under the Securities Act.

If so indicated in the applicable prospectus supplement, we may authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase the Securities directly from us pursuant to contracts providing for payment and delivery on a future date. These contracts will be subject only to the conditions set forth in the applicable prospectus supplement or supplements, which will also set forth the commission payable for solicitation of these contracts.

The applicable prospectus supplement will also set forth the terms of the offering relating to particular Securities, including to the extent applicable, the initial offering price, our proceeds from the offering, the underwriting concessions or commissions, and any other discounts or concessions to be allowed or reallowed to dealers. Underwriters with respect to the particular Securities sold to or through underwriters will be named in the prospectus supplement relating to such Securities.

Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Any offering of Securities other than shares of common stock will be a new issue of securities with no established trading market. Each prospectus supplement will indicate if the Securities offered thereby will be listed on any securities exchange. Certain broker-dealers may make a market in the Securities but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you that any broker-dealer will make a market in the Securities of any series or as to the liquidity of the trading market, if any, for such securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP will pass upon the validity of any Securities issued under this prospectus. Any underwriters will be represented by their own legal counsel.

EXPERTS

The financial statements as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2022 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers LLP are the Company’s auditors and have advised that they are independent with respect to the Company within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Alberta and within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

Certain estimates of the Company’s oil, NGLs and natural gas reserves as of December 31, 2022 incorporated by reference in this prospectus were based upon evaluations prepared by the Company’s internal qualified reserves evaluators and were audited by McDaniel & Associates Consultants Ltd. and Netherland, Sewell & Associates, Inc. Such estimates have been so incorporated by the Company in reliance on the authority of such experts in such matters.

$2,300,000,000

$600,000,000 5.650% Senior Notes due 2025

$700,000,000 5.650% Senior Notes due 2028

$600,000,000 6.250% Senior Notes due 2033

$400,000,000 7.100% Senior Notes due 2053

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman Sachs & Co. LLC		Morgan Stanley
J.P. Morgan	RBC Capital Markets	TD Securities
Citigroup	CIBC Capital Markets	BMO Capital Markets
Scotiabank	National Bank of Canada Financial Markets	BofA Securities
Barclays	Credit Suisse	Mizuho
MUFG	Wells Fargo Securities	PNC Capital Markets LLC
Truist Securities		SMBC Nikko

Co-Manager

Desjardins Capital Markets

May 16, 2023